UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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COSÌ, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COSÌ, INC.
294 Washington Street, Suite 510
Boston, Massachusetts 02108

July 16, 2014

Dear Fellow Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Così, Inc. (“Così”, the “Company”, “we”, “us” or “our”) to be held on Tuesday, August 26, 2014, commencing at 8:00 a.m. Eastern Time, at Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (the “Annual Meeting”).

At the Annual Meeting, you will be asked to (i) consider and vote upon the election of one director, (ii) ratify the appointment of BDO USA, LLP as our independent registered public accounting firm, (iii) approve, in a non-binding vote, the compensation of our named executive officers, and (iv) consider and approve the Amended and Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan. Each of these proposals is more fully described in the Notice of Annual Meeting and Proxy Statement that follows.

We hope that you will find it convenient to attend the Annual Meeting in person. Whether or not you expect to attend personally, please vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the enclosed envelope to ensure your representation at the Annual Meeting and the presence of a quorum. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person. You may obtain directions to the location by contacting Investor Relations at (847) 597- 8800.

A copy of our Annual Report to Stockholders, which includes a copy of our Form 10-K for the fiscal year ended December 30, 2013, is being provided to each of our stockholders with this Proxy Statement. Additional copies may be obtained by writing to Così, Inc., 294 Washington Street, Suite 510, Boston, Massachusetts 02108, Attention: Investor Relations, or by contacting Cosi, Inc. by email at investorrelations@getcosi.com.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the enclosed envelope to ensure that your shares will be represented. If you attend the meeting personally, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

On behalf of the directors, officers and employees of Così, we would like to express our appreciation for your continued support.

Stephen Edwards	R. J. Dourney
Executive Chairman of the Board	President and CEO

COSÌ, INC.
294 Washington Street, Suite 510
Boston, Massachusetts 02108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 26, 2014

Dear Stockholders:

The 2014 Annual Meeting of Stockholders of Così, Inc., a Delaware corporation (“Così”, the “Company”, “we”, “us” or “our”), will be held at 8:00 a.m. Eastern Time on Tuesday, August 26, 2014, at Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (the “Annual Meeting”). The items of business to be transacted at the Annual Meeting are:

1.	To elect one director to serve for a three-year term expiring at the 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To consider and ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2014;

3.	To approve, in a non-binding vote, the compensation of our named executive officers as disclosed in our Proxy Statement pursuant to Item 402 of Regulation S-K;

4.	To consider and approve the Amended and Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan; and

5.	To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors recommends that you vote: FOR the nominee for director; FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm; FOR the approval of the compensation of our named executive officers as disclosed in our Proxy Statement pursuant to Item 402 of Regulation S-K; and FOR the approval of the Amended and Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan.

The Board of Directors has fixed the close of business on July 7, 2014 as the record date for the determination of stockholders entitled to notice of and to vote on any matters that may properly come before the Annual Meeting and at any adjournments or postponements thereof.

By order of the Board of Directors,

Vicki Baue
Assistant Secretary
Dated:	July 16, 2014
Chicago, Illinois

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual, we urge you to vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the enclosed envelope to ensure that your shares will be represented. If you attend the meeting personally, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

COSÌ, INC.
294 Washington Street, Suite 510
Boston, Massachusetts 02108

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
AUGUST 26, 2014

SOLICITATION OF PROXIES

This Proxy Statement is furnished to you by the Board of Directors of Così, Inc., a Delaware corporation (“Così”, the “Company”, “we”, “us”, or “our”), in connection with the solicitation of proxies to be voted at our 2014 Annual Meeting of Stockholders and at any adjournment or postponement of the meeting (the “Annual Meeting”). Our Annual Meeting will be held at 8:00 a.m. Eastern Time on Tuesday, August 26, 2014, at Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are entitled and encouraged to attend the Annual Meeting in person. You may obtain directions to the location by contacting Investor Relations at (847) 597- 8800. Whether or not you expect to attend in person, please vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person. This Notice of Annual Meeting, Proxy Statement, Proxy Card and the accompanying Così, Inc. 2013 Annual Report, which includes the Annual Report on Form 10-K, are being mailed to our stockholders on or about July 16, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 26, 2014.

This Proxy Statement, the Notice of Annual Meeting of Stockholders
and Our Annual Report to Stockholders are available at
http://getcosi.com/investor-info.html

In voting by proxy with regard to the election of directors, stockholders may vote in favor of each nominee or withhold their votes as to each nominee. In voting by proxy with regard to the ratification of the appointment of our independent registered public accounting firm, stockholders may vote in favor of the proposal or against it, or they may abstain from voting. In voting by proxy with regard to the non-binding resolution to approve the compensation of our named executive officers, stockholders may vote in favor of the proposal or against it, or they may abstain from voting. In voting by proxy with regard to the Amended and Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan, stockholders may vote in favor of the proposal or against it, or they may abstain from voting. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.

If no direction is given on a proxy with respect to a proposal, the proxy will be voted FOR the nominee for director; FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm; FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K; and FOR the approval of the Amended and Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan. As to any other matter of business that may be brought before the Annual Meeting, such proxy will be voted in accordance with the judgment of the persons named in the proxy.

A stockholder who has submitted a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of Così, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

VOTING SECURITIES

The Board of Directors has fixed the close of business on July 7, 2014, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. Holders of record of our common stock as of the close of business on July 7, 2014, will be entitled to one vote for each share held. On July 7, 2014, there were 19,314,849 shares of our common stock, par value $0.01 per share, outstanding, all of which are entitled to vote with respect to all matters acted upon at the Annual Meeting.

A majority of the outstanding shares of our common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by holders of shares of our common stock represented at the meeting and entitled to vote is required for the election of directors. Shares for which the vote is properly withheld will not be counted toward a director nominee’s achievement of a plurality.

The affirmative vote of a majority of the votes cast by stockholders who are entitled to vote and are present in person or represented by proxy at the meeting is required for (i) the ratification of BDO USA, LLP, as our independent registered public accounting firm, (ii) approval of the advisory vote on executive compensation, and (iii) approval of the Amended and Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan. Abstentions with respect to the ratification of BDO USA, LLP, as our independent registered public accounting firm, approval of the advisory vote on executive compensation, and approval of the Amended and Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan, will be counted as present for purposes of determining a quorum, but will not be counted as “votes cast” and will have no effect on the outcome of these proposals.

If you are a beneficial owner whose shares are held in an account by a broker, you must instruct your broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a “broker non-vote”. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. The practical effect of a broker non-vote will be the reduction of the total number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares from which a majority is calculated, since the broker non-votes will not be deemed to be entitled to vote on that proposal.

Brokers will have discretionary voting power to vote on the ratification of BDO USA, LLP, as our independent registered public accounting firm, and with respect to the Amended and Restated Cosi, Inc. 2005 Long-Term Incentive Plan, accordingly, we do not expect there to be any broker non-votes on these proposals. Brokers will not have discretionary voting power to vote on the election of directors. A broker non-vote on any matter for which the vote required is a plurality or a majority of the votes cast will not affect the outcome of such vote.

If your shares are registered in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, then you are the “shareholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by the Company. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet if available.

As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our Proxy Statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to Così, Inc., 294 Washington Street, Suite 510, Boston, Massachusetts 02108, Attention: Investor Relations, or investorrelations@getcosi.com.

Stockholders of record residing at the same address and currently receiving multiple copies of this Proxy Statement may contact our Corporate Secretary to request that only a single copy of our Proxy Statement be mailed in the future.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of July 7, 2014, the following are the only persons known to the Company to be the beneficial owners of more than 5% of our outstanding shares of common stock.

Beneficial Owners of More Than 5% Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock Beneficially Owned (1)

Lloyd I. Miller, III 222 Lakeview Avenue, Suite 160-365 West Palm Beach, Florida 33401	3,804,124	(2)	18.72%

ZAM Equities, L.P. c/o Morton Holdings, Inc. 283 Greenwich Avenue Greenwich, Connecticut 06830	1,154,766	(3)	5.98%

(1)	Ownership percentages are based on 19,314,849 shares of our common stock outstanding as of July 7, 2014. In computing the number of shares of our common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of common stock subject to options or warrants held by that person or entity that are currently exercisable within sixty days of July 7, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

(2)
This information is based on a Schedule 13D filed with the SEC on April 18, 2014, by Lloyd I. Miller, III (“Miller”). According to the Schedule 13D, Miller beneficially owns and has sole voting and sole dispositive power over 3,791,107 shares or 18.66% of the total shares of our common stock as (i) the manager of a limited liability company that is the general partner of a certain limited partnership, (ii) the manager of a limited liability company that is the advisor to certain trusts, (iii) the manager of a limited liability company, (iv) the trustee to a certain irrevocable trust, and (v) an individual. These shares include (i) 2,704,124 shares of common stock and (ii) the warrant to purchase up to 1,100,000 shares of common stock at an exercise price of $0.01. Miller also has shared voting and shared dispositive power over 13,017 shares or 0.06% of the total shares of our common stock as an advisor to the trustee of a certain trust.

(3)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2011, by ZAM Equities, L.P. (“ZAM Equities”), a Delaware limited partnership, Morton Holdings, Inc. (“Morton Holdings”), a Delaware corporation, and Philip B. Korsant (“Korsant”). According to the Schedule 13G/A, ZAM Equities, Morton Holdings, and Korsant, collectively, beneficially own and have shared voting and shared dispositive power over 1,154,766 (post-reverse split adjusted) shares or 5.98%, and Morton Holdings, as the general partner of ZAM Equities, and Korsant, as the sole shareholder of Morton Holdings, may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held in the name of ZAM Equities.

The determination that there were no other persons, entities, or groups known to the Company to beneficially own more than 5% of our common stock was based on a review of our internal records and of all statements filed with respect to the Company since the beginning of the past fiscal year with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(d) or 13(g) of the Exchange Act.

Security Ownership of Management and Directors

The following table sets forth certain information regarding ownership of our common stock as of July 7, 2014, by (i) each of the members of our Board of Directors, (ii) each of our executive officers named in the “Summary Compensation Table” under “Executive Compensation” below, and (iii) all directors and executive officers of the Company as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

Security Ownership of Management and Directors
Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned (2)

Stephen Edwards	620,959	(3)	3.21%

Patrick Bennett	1,751	(4)	*

Jean Birch	5,436		*

Michael Collins	5,436		*

Mark Demilio	152,374		*

Robert Merritt	144,966		*

Creed L. Ford, III	192,019		*

Michael O’Donnell	60,222		*

Karl Okamoto	64,627		*

Carin Stutz	212,054		1.10%

William Koziel	90,961	(5)	*

Vicki Baue	48,003	(6)	*

John Gohde	3,723		*

All executive officers and directors as a group (13 persons)	1,602,551	(7)	8.28%

*    Represents less than 1%.

(1)	Each person listed in the table is or was a director or named executive officer of the Company, with an address at c/o Così, Inc., 294 Washington Street, Suite 510, Boston, Massachusetts 02108.

(2)	Ownership percentages are based on 19,314,849 shares of our common stock outstanding as of July 7, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable within sixty days of July 7, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(3)	Includes 200,000 shares of restricted stock granted to Stephen Edwards on March 17, 2014, of which 50% became fully vested on March 17, 2014, and the remaining 50% of which vest in 4 equal quarterly installments over the course of the year ending on March 17, 2015. Accordingly, 25,000 shares vested on June 17, 2014. Given Mr. Edwards decision to not stand for re-election to the Board at the Annual Meeting, the remaining 75,000 shares will not vest and will be forfeited at that time. Also includes 81 shares of the Company’s common stock for which Mr. Edwards is the custodian on the account.

(4)	These shares of restricted stock were granted to Patrick Bennett on April 14, 2014, as non-employee director stock compensation pro-rated for the balance of the 2013 term.

(5)	Includes 21,240 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $18.81 per share.

(6)	Includes 7,500 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $17.18 per share.

(7)	These 13 persons include all current members of our Board of Directors and the named executive officers detailed under “Information About the Nominees, the Continuing Directors and Executive Officers” below.

CORPORATE GOVERNANCE

Role of the Board of Directors

General. Our business is managed under the direction of our Board of Directors (the “Board”) pursuant to the Delaware General Corporation Law and our Amended and Restated By-laws (the “By-laws”). Our Board, which is elected by the stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects the CEO (“CEO”) and other members of the senior management team, which is charged with the conduct of our business. Although management is responsible for the day-to-day business operations of the Company, having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance. Our Board is kept advised of our business through discussions with the CEO and other officers of the Company, by reviewing reports, analyses and materials provided to them and by participating in Board and Board committee meetings. The Board has oversight with respect to the strategic direction and key policies of the Company. The Board approves major initiatives, advises on significant financial and business objectives, and monitors progress with respect to such matters.

Succession Planning. The Board also plans for succession to the position of CEO as well as certain other senior management positions. To assist the Board, the CEO annually provides the Board with an assessment of senior executives and of their potential to succeed him or her. The CEO also provides the Board with an assessment of persons considered potential successors to certain senior executive positions.

Composition and Membership of the Board of Directors

Board Size. It is the policy of the Company that the number of directors not exceed a number that can function efficiently as a body. The Board’s optimum size is five to ten members but, as required by our By-laws, may not be less than three members. The Nominating/Corporate Governance Committee, in consultation with the Chairman and the CEO, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Nominating/Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, retirement or for any other reason.  On June 11, 2014, the Board reduced the size of the Board to six members effective at the Annual Meeting.

Selection Criteria. Pursuant to our Board of Director Candidate Guidelines, the Nominating/Corporate Governance Committee will consider and evaluate director candidates based upon certain minimum qualifications, as set forth in Exhibit A attached hereto. Based upon recommendations of the Nominating/Corporate Governance Committee and following an independent evaluation by the Board, candidates are selected for, among other things, their character, judgment, business experience and acumen and skills that are complementary to the needs of the Company, leadership and their ability to exercise sound judgment. In addition, directors should be willing to devote sufficient time to fulfill their obligations to the Company and its stockholders.

Diversity. Our Nominating/Corporate Governance Committee identifies, evaluates and recommends candidates to become members of the Board with the goal of creating a balance of knowledge, experience and diversity. Stockholders may also recommend candidates to the Nominating/Corporate Governance Committee in accordance with the procedures set forth in the Nominating/Corporate Governance Committee Charter (see the section below captioned “Nomination Process”). The Board considers diversity when considering director nominees, taking into consideration not only diversity of national origin, gender, age and race but also of profession and experience. Although diversity is included as a selection criteria under our Nominating/ Corporate Governance Committee charter, our Board has not at this time adopted a separate diversity policy.

Terms and Term Limits. The Board is divided into three classes serving staggered three-year terms. The Board does not favor term limits for directors but believes that it is important to monitor overall Board performance.

Board Action and Committees. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly-owned company. Currently, these committees are the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

Committee Members. The members of these committees are recommended to the Board by the Nominating/Corporate Governance Committee in consultation with the CEO. The committees are comprised solely of independent directors. The membership of these three committees is rotated from time to time. The current members of each of these committees are identified below under the heading “Board Committees”.

Functioning of the Board of Directors

Meeting Schedule. The Board sets the annual schedule of Board and Board committee meetings. Our Board holds a minimum of four regular meetings per year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Committee meeting schedules are recommended by each committee in order to meet the responsibilities of that committee.

Agenda. The Chairman of the Board sets the agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the CEO for review. For example, the annual corporate budget is reviewed by the Board. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with that committee. Any member of the Board may request that an item be included on the agenda.

Board Materials. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings where necessary to allow the directors to prepare for discussion of the items at the meeting.

Senior Management Presence. At the invitation of the Board, members of senior management recommended by the Chairman and CEO attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the senior manager responsible for that area of our operations.

Director Access to Management and Corporate and Independent Advisors. Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its stockholders.

Director Attendance. Directors are expected to attend all Board meetings and to have reviewed prior to the meetings, all written materials distributed to them in advance. The Board held five regularly scheduled Board meetings in fiscal 2013. The Board held three special meeting in fiscal 2013. All directors attended 75% or more of the aggregate of the total number of Board meetings and the total number of committee meetings on which he or she served during fiscal 2013. In addition, the Board encourages all of its directors to attend our Annual Stockholders’ Meeting. Three of our directors attended the 2013 Annual Stockholders’ Meeting.

Board and Committee Self-Evaluations. The Board, and each committee of the Board, are required to conduct a self-evaluation of their performance at least annually.

New-Director Orientation. The Board works with management to schedule new-director orientation programs. Orientation is designed to familiarize new directors with the Company and the restaurant industry as well as Company personnel, facilities, strategies and challenges.

Director Independence

It is the policy of the Company that the Board consists of a majority of independent directors who meet the independence requirements of the NASDAQ Marketplace Rules.

The Board has affirmatively determined that six of its eight directors, including all members of the Audit, Compensation and Nominating/Corporate Governance Committees, are “independent” as defined by the listing standards of The NASDAQ Capital Market (“NASDAQ”) and all applicable rules and regulations of the SEC. The six independent directors are Patrick Bennett, Jean Birch, Michael Collins, Mark Demilio, Robert Merritt, and Michael O’Donnell. Creed L. Ford, III, who elected not to stand for re-election to the Board upon expiration of his term at the 2013 Annual Meeting of Shareholders, and Karl Okamoto, who resigned as of April 14, 2014, were also independent directors.

On May 27, 2014, Stephen Edwards notified the Board that he will not stand for re-election to the Board upon expiration of his current term expiring at the Annual Meeting.  On June 6, 2014, Robert Merritt notified the Board that he will not stand for re-election to the Board upon expiration of his current term expiring at the Annual Meeting.  On June 11, 2014, the Board reduced the size of the Board to six members, effective at the Annual Meeting.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that the right Board leadership may vary as circumstances warrant. Consistent with this understanding, the independent directors will consider the Board’s leadership structure on an annual basis. In 2007, the Board amended its Amended and Restated By-Laws to provide that the Chairman of the Board and the CEO of the corporation shall be two different persons. From 2007 to 2012, the chairmanship was a non-executive position. The Chairman of the Board serves in that capacity until an election by the independent directors. In accordance with our corporate governance principles, if the Chairman of the Board is not independent, the independent directors will also elect a Presiding Director, who shall be an independent director, whose responsibilities include, among others, calling meetings of the independent directors and presiding over executive sessions of the independent directors.

As of January 1, 2012, to June 11, 2013, Stephen Edwards served as Executive Chairman of the Board, and effective as of March 2012, to June 11, 2013, the independent directors elected Michael O’Donnell, an independent director, as Presiding Director. As of June 11, 2013, to March 17, 2014, Stephen Edwards was appointed CEO and President of the Company, and effective as of June 11, 2013, to March 17 2014, the independent directors elected Mark Demilio, an independent director, as Chairman of the Board. Effective March 17, 2014, R. J. Dourney was appointed CEO and President of the Company, at which time Stephen Edwards was re-appointed Executive Chairman of the Board, effective as of March 17, 2014, and the independent directors elected Mark Demilio, an independent director, as Presiding Director. On May 27, 2014, Stephen Edwards notified the Board that he has elected not to stand for re-election to the Board upon expiration of his current term at the Annual Meeting, and effective on that same date, Mr. Edwards will resign from all offices and positions on the Board and with the Company and its affiliates.

The Board’s Role in Risk Oversight

Management of the Company is primarily responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing our approach to risk management. The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

The Audit Committee oversees our financial and management risk programs, including accounting and audit-related exposure, and the steps management has taken to monitor and control such exposures. Our Manager of Internal Audit reports independently to the Audit Committee, and the Audit Committee reviews the scope and methodology of the internal audit process. The Audit Committee meets quarterly with and receives reports from management, the Manager of Internal Audit, and our independent certified public accounting firm to review our major financial risks or exposures. Periodically, the Audit Committee meets in executive session with our independent registered public accounting firm, and it meets in executive session with our Manager of Internal Audit at least once annually. Between meetings, the Manager of Internal Audit has direct access to the Audit Committee as necessary. For additional information, see the sections below captioned “Board Committees — Audit Committee” and “Report of the Audit Committee”.

The Chair of the Audit Committee, along with the General Counsel/ Chief Compliance Officer, is copied on the transcripts of all calls received through our whistleblower hotline, and the General Counsel/ Chief Compliance Officer reports to the Audit Committee on the results of investigations and other legal developments.

The Board’s other committees — Compensation and Nominating/Corporate Governance — oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive and non-executive compensation generally. The Board is kept abreast of its committees’ risk oversight and other activities via reports by the Chair of each committee to the full Board. These reports are presented at regular Board meetings and include discussions of committee agenda topics, including matters involving risk oversight. For additional information, see the sections below captioned “Board Committees — Compensation Committee” and “Nominating / Corporate Governance Committee”.

The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Each year, the Board reviews and discusses with executive management our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by the CEO and Chief Financial Officer as part of the meeting. In addition, the Board receives detailed regular reports from the members of our executive leadership team — the heads of our principal business and corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with regular Board meetings and are discussed, as necessary, at Board meetings. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business.

Executive Sessions

The Company believes that regular scheduling of meetings of non-management directors is important in order to foster better communication among non-management directors. Accordingly, the independent directors meet without any management directors or employees present at least twice each year in executive sessions.

Corporate Governance Principles

The Board adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for governing the operation of the Board and its committees and for guiding the Board and our senior management team in the execution of their responsibilities. The Board’s Nominating/Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles from time to time and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.getcosi.com.

Board Committees

The Board has three committees: Audit, Compensation and Nominating/Corporate Governance. The membership of each committee as of July 7, 2014, and the function of each committee are described below.

BOARD COMMITTEES
Director	Audit Committee (1)	Compensation Committee (2)	Nominating/Corporate Governance Committee (3)

R. J. Dourney
Stephen Edwards
Patrick Bennett
Jean Birch		X	X
Michael Collins	X
Mark Demilio	X	X*
Robert Merritt	X		X*
Michael O’Donnell	X*

*	Chairman

(1)	In March 2010, Michael O’Donnell was appointed as Chairman of the Audit Committee. In May 2013, Mark Demilio and Robert Merritt were appointed to the Audit Committee to replace Creed Ford and Karl Okamoto. In January 2014, Michael Collins was also appointed to the Audit Committee. Creed Ford had served on the Audit Committee from March 2010 to May 2013, and Karl Okamoto had served on the Audit Committee from January 2009 to May 2013. Mr. Merritt will serve on the Audit Committee until the expiration of his current term expiring at the Annual Meeting.

(2)	In May 2013, Mark Demilio was appointed as Chairman of the Compensation Committee. Jean Birch was appointed to the Compensation Committee in January 2014. Karl Okamoto had served as Chairman of the Compensation Committee from March 2010 until May 2013, and had served on the Compensation Committee from March 2010 to April 2014. Michael O’Donnell had served on the Compensation Committee from January 2009 to May 2013.

(3)	In May 2013, Robert Merritt was appointed as Chairman of the Nominating / Corporate Governance Committee and has served on the Nominating / Corporate Governance Committee since March 2010. Jean Birch was appointed to the Nominating / Corporate Governance Committee in January 2014. Creed Ford, III, served as Chairman of the Nominating / Corporate Governance Committee from May 2010 to May 2013. Mr. Merritt will serve as Chairman of the Nominating / Corporate Governance Committee until the expiration of his current term expiring at the Annual Meeting.

Audit Committee. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of our financial statements. The functions of the Audit Committee include, without limitation, (i) responsibility for the appointment, compensation, termination, retention and oversight of our internal auditor and independent registered public accounting firm, (ii) review and pre-approval of all audit, non-audit and internal control-related services provided to the Company by the independent registered public accounting firm, other than as may be allowed by applicable law, and (iii) review of the annual audited and quarterly consolidated financial statements. Our Amended and Restated Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on our website at www.getcosi.com.

The Audit Committee has procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by anyone of concerns regarding questionable accounting or auditing matters.

The current members of the Audit Committee are Messrs. O’Donnell, Collins, Demilio and Merritt, with Mr. O’Donnell serving as the Chairman. The Board has determined that each member meets the independence requirements set forth by NASDAQ and Rule 10A-3(b)(1) of the Exchange Act and is able to read and understand fundamental financial statements. In addition, Messrs. O’Donnell, Collins, Demilio and Merritt each qualifies as an “audit committee financial expert” consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.  Mr. Merritt will serve on the Audit Committee until the expiration of his current term expiring at the Annual Meeting.

The Audit Committee met four times in fiscal 2013. The Audit Committee Report appears on page 23.

Compensation Committee. The principal functions of the Compensation Committee include (i) annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, (ii) annually evaluating the performance of the CEO in light of those goals and objectives, (iii) annually reviewing and approving the compensation of the CEO and all other senior executives, and (iv) implementing incentive programs, including our stock incentive plans. Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on our website at www.getcosi.com.

The Compensation Committee meets at least annually with the CEO while it is determining the annual and long-term performance goals and compensation levels for the CEO. Both the goals and the Compensation Committee’s evaluation of the CEO’s performance against such goals are then submitted for consideration by the independent directors of the Board at a meeting or executive session. Compensation decisions for the CEO must be determined and approved by the Compensation Committee in executive sessions. The Compensation Committee also meets with the CEO to review its evaluation of his or her performance against such goals.

The CEO meets at least annually with each of the other named executive officers while the CEO is determining the annual and long-term performance goals and compensation levels for each. The CEO then submits compensation recommendations to the Compensation Committee, along with the goals and evaluations of the other named executive officers’ respective performance against such goals. Both the goals and the Compensation Committee’s evaluation of the other named executive officers’ performance against such goals are then submitted for consideration by the independent directors of the Board at a meeting or in executive session. The Compensation Committee also meets with the CEO to review his or her recommendations and evaluations of the other named executive officers’ respective performance against such goals.

The Compensation Committee may form and delegate authority to subcommittees to perform its duties when appropriate. No such delegation was made in 2013. In addition, the Compensation Committee has the sole authority to retain and terminate any independent compensation consultants to be used to assist in the evaluation of executive compensation. In 2013, the Compensation Committee did not retain any independent compensation consultants.

The current members of the Compensation Committee are Mark Demilio and Jean Birch, with Mr. Demilio serving as the Chairman. The Board has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 under Section 16 of the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board has determined that each member of the Compensation Committee also meets the independence requirements under NASDAQ Listing Rule 5605(a)(2). The Compensation Committee met three times in fiscal 2013.

Nominating/Corporate Governance Committee. The principal functions of the Nominating/Corporate Governance Committee include, without limitation, (i) establishing the Board of Director Candidate Guidelines and the Corporate Governance Principles, (ii) identifying and nominating individuals qualified to become directors, (iii) considering all recommendations for director candidates made by eligible stockholders, and (iv) monitoring and recommending the functions of the Board committees. Our Nominating/Corporate Governance Committee Charter, which describes all of the Committee’s responsibilities, is posted on our website at www.getcosi.com.

The current members of the Nominating/Corporate Governance Committee are Messrs. O’Donnell and Merritt and Ms. Birch, with Mr. Merritt serving as the Chairman. The Nominating/Corporate Governance Committee met one time in fiscal 2013.  Mr. Merritt will serve as the Chairman of the Nominating/Corporate Governance Committee until the expiration of his current term expiring at the Annual Meeting.

Stockholder Communications

Stockholders and other parties interested in communicating directly with the Board may do so by writing to a specific director, or to the whole Board, care of our Secretary. Our Secretary will distribute any “security holder communications” received, as defined by the rules and regulations of the SEC, to the director(s) to whom the letter is addressed or to all of the directors if addressed to the entire Board. The following is the address to which stockholders should send such communications: Così, Inc., c/o Secretary, 294 Washington Street, Suite 510, Boston, Massachusetts 02108.

Code of Conduct and Ethics

All directors, officers and employees must act ethically at all times and in accordance with our Code of Conduct and Ethics. This Code satisfies the definition of “code of ethics” under the rules and regulations of the SEC and is available on our website at www.getcosi.com.

NOMINATION PROCESS

Role of the Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee identifies individuals that it believes are qualified to become directors in accordance with the Board of Director Candidate Guidelines, attached hereto as Exhibit A. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of our stockholders, and they are evaluated for their character, judgment, business experience, and acumen. Pursuant to the Board of Director Candidate Guidelines, the Nominating/Corporate Governance Committee will consider and evaluate director candidates based upon certain minimum qualifications, as set forth in Exhibit A attached hereto.

After identifying the qualified individuals and conducting interviews, as appropriate, the Nominating/Corporate Governance Committee will recommend the selected individuals to the Board for election at an annual meeting of stockholders. In the event there is a vacancy on the Board between such annual meeting of stockholders, the Nominating/Corporate Governance Committee will recommend one or more of the qualified individuals for appointment to the Board.

The Nominating/Corporate Governance Committee may retain a director search firm to help the Committee identify qualified director nominees.

Candidates Proposed by Stockholders for Consideration by the Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee has a policy to consider recommendations for director candidates submitted by stockholders. A stockholder recommending an individual for consideration by the Nominating/Corporate Governance Committee must provide (i) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (ii) the written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (iv) all information regarding the candidate(s) and the stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board, including, without limitation, name, age, business and residence address, and principal occupation or employment as required by Item 401(e) of Regulation S-K. Stockholders should send the required information to: Così, Inc., c/o Secretary, 294 Washington Street, Suite 510, Boston, Massachusetts 02108.

In order for a recommendation to be considered by the Nominating/Corporate Governance Committee for the 2015 Annual Meeting of Stockholders, the Secretary must receive the recommendation no later than January 23, 2015. Such recommendations must be sent via registered, certified, or express mail, or by any other means that allows the stockholder to determine when the recommendation was received by the Company. Our Secretary will send properly submitted stockholder recommendations to the Nominating/Corporate Governance Committee for consideration at a future Nominating/Corporate Governance Committee meeting. Individuals recommended by stockholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating/Corporate Governance Committee.

Stockholder Nominations

In addition, our By-laws permit stockholders to nominate directors at an annual meeting of stockholders or at a special meeting of stockholders at which directors are to be elected in accordance with the notice of meeting. Stockholders intending to nominate a person for election as a director must comply with the requirements set forth in our By-laws, which were filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2007 and can also be obtained, without charge, upon written request to our Secretary, whose address is: Così, Inc., c/o Secretary, 294 Washington Street, Suite 510, Boston, Massachusetts 02108. In order for nominations to be made by a stockholder for the 2015 Annual Meeting of Stockholders, the By-laws require, without limitation, that the Company receive written notification from the record stockholder containing the information described in the section above and any other information required by the By-laws no earlier than March 29, 2015, nor later than April 28, 2015. However, in the event that the 2015 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2014 Annual Meeting, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2015 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2015 Annual Meeting of Stockholders was made, whichever first occurs.

COMPENSATION OF DIRECTORS

Annual compensation for non-employee directors for 2013 was comprised of cash compensation and equity-based compensation in the form of shares of restricted stock. Each of these components is described in more detail below. Except as otherwise approved by the independent directors of the Board, employee directors do not receive any compensation in connection with their director service.

The following table summarizes the compensation paid to our non-employee directors for service on the Board during fiscal 2013:

2013 Director Compensation (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)		All Other Compensation ($)	Total

Mark Demilio	25,391	25,000		---	50,391
Jean Birch (4)	2,500	12,122		---	14,622
Michael Collins (4)	2,500	12,122		---	14,622
Creed Ford III	8,000	---	(5)	---	8,000
Robert Merritt	23,000	25,000		---	48,000
Michael O’Donnell	33,000	25,000		---	58,000
Karl Okamoto	24,609	25,000		---	49,609

(1)	Includes only directors who were non-employee directors at all times during fiscal 2013 (and does not include Patrick Bennett, a non-employee director, appointed to the Board in April 2014). See the Summary Compensation Table for compensation of employee-directors.

(2)	Each non-employee director is awarded common stock in the amount of $25,000 per year (pro-rated for any partial year) pursuant to the Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan. The value of the stock award includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Our accounting treatment for equity awards is set forth in our 2013 Consolidated Financial Statements as reported on Form 10-K. As of the end of fiscal year 2013, there were no unvested stock awards and no stock option awards for non-employee directors outstanding.

(3)	On May 8, 2013, each of the non-employee directors was awarded, on a post-reverse stock basis, 8,928 shares of our common stock, having a fair value of $2.80 per share on the award date, representing the annual non-employee director stock compensation.

(4)	On November 12, 2013, Jean Birch and Michael Collins were appointed to the Board of Directors. Ms. Birch and Mr. Collins each received a pro-rated cash fee in the amount of $2,500 and 5,436 shares of our common stock, having a fair value of $2.23 per share on the award date, representing the annual non-employee director compensation pro-rated for the balance of the 2013 term.

(5)	Creed Ford, III, elected not to stand for re-election at the expiration of his term in May 2013, and these amounts reflect compensation received by Mr. Ford in 2013 for the 2012 term.

Description of Non-Employee Director Compensation

The Nominating/Corporate Governance Committee and the Compensation Committee annually review the compensation of directors. During 2013, directors who were not employees of the Company or any of its subsidiaries received compensation for their service on the Board and were eligible to participate in the Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan (“Non-Employee Director SIP”), as described below. Messrs. Collins, Demilio, Ford, Merritt, O’Donnell and Okamoto and Ms. Birch were independent directors during fiscal 2013. Stephen Edwards was an employee of the Company while serving as Executive Chairman from January 1, 2012, to June 11, 2013, and while serving as CEO and President from June 11, 2013, to March 17, 2014, and his compensation is summarized in the table below captioned “Summary Compensation”. As CEO and President from January 1, 2012, until June 11, 2013, Carin Stutz was not compensated for serving as a director on the Board during her employment in fiscal 2013.

The Company paid the following cash compensation in quarterly payments during the 2013 fiscal year to its non-employee directors. The Company awards the annual common stock grant on the day of our Annual Meeting.

Annual Board Retainer	$10,000
Annual Board Chair Retainer	$20,000
Annual Audit Committee Chair Retainer	$10,000
Annual Compensation Committee Chair Retainer	$5,000
Board Meeting In-Person Attendance Fees (per meeting)	$2,000
Board Meeting Telephonic Attendance Fees (per meeting)	$1,000
Annual Stock Grant	Value equal to $25,000

Directors are also reimbursed for out-of-pocket expenses incurred in connection with their service as directors.

Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan

The Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan, as approved at the 2004 Annual Meeting of Stockholders, provides for (i) automatic grants of shares of our common stock to non-employee directors and (ii) discretionary grants of non-qualified stock options and stock appreciation rights (“SARs”) to non-employee directors. The Board has the discretionary authority to determine the eligibility of non-employee directors to receive stock options and SARs, the time or times at which the options or SARs may be exercised and whether all of the options or SARs may be exercised at one time or in increments. Under the terms of the plan, each non-employee director annually receives an automatic grant of our common stock having a fair value of $25,000 at the time of the award. A total of 250,000 shares of our common stock were reserved for issuance under the Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan. As of May 2009, all of the shares reserved for issuance under the plan were issued, and the grants to non-employee directors in May 2013 were made under the Così, Inc. 2005 Omnibus Long-Term Incentive Program, as amended.

Chairman of the Board

Non-Executive Chairman of the Board

Mark Demilio served as the non-executive Chairman of the Board from June 11, 2013, to March 17, 2014. While serving as non-executive Chairman of the Board, Mr. Demilio was paid an annual Board retainer of $10,000 plus an annual retainer of $20,000, in addition to the annual stock grant of the Company’s common stock having a fair value of $25,000 at the time of award granted to the Company’s non-employee directors. He was also paid for all Board meetings attended at the rate of $2,000 per meeting for in-person meetings and $1,000 per meeting for teleconference meetings, and he was also reimbursed for out-of-pocket expenses incurred in connection with his services as a director. The total compensation paid to Mr. Demilio in fiscal year 2013 as a director is summarized in the table above captioned “2013 Director Compensation”.

Executive Chairman of the Board

Pursuant to his Letter Agreement dated January 25, 2013, Stephen Edwards was re-appointed as Executive Chairman of the Board, effective as of January 1, 2013, on the same terms as his 2012 agreement. While serving as Executive Chairman of the Board, Mr. Edwards was paid an annual base salary in the gross amount of $100,000 per year, net of applicable withholding taxes and other applicable deductions, payable in bi-weekly installments in accordance with the Company’s payroll practices in effect from time to time. On January 1, 2013, Mr. Edwards was also awarded 100,000 shares our common stock, which vested in equal quarterly installments at the end of each calendar quarter during calendar year 2013. Mr. Edwards received an annual stock grant of our common stock equal to $25,000 and was paid for any Board meetings attended at the rate of $2,000 per meeting for in-person meetings and $1,000 and for teleconference meetings, and we reimbursed him for out-of-pocket expenses incurred in connection with his service as a director. Mr. Edwards served as Executive Chairman of the Board until June 11, 2013. The total compensation paid to Mr. Edwards in fiscal year 2013 as a director is summarized in the table below captioned “Summary Compensation”.

I.	PROPOSAL NUMBER ONE - ELECTION OF DIRECTORS

Our By-laws provide that our Board will consist of not less than three members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of all directors of the Company, with the members to be divided into three classes. The number of directors of the Company is presently fixed at eight. On June 11, 2014, the Board reduced the size of the Board to six members, effective at the Company’s Annual Meeting.  Directors in each class are elected for staggered three-year terms.

In November 2008, a director resigned from the Board, resulting in a vacancy in the class of directors whose terms expire in 2014.  That vacancy was filled by the appointment of Jean Birch on November 12, 2013.

In May 2013, Creed Ford, III, elected not to stand for re-election to the Board upon expiration of his term that expired at the 2013 Annual Meeting of Stockholders, resulting in a vacancy in the class of directors whose terms expire in 2016. That vacancy was filled by the appointment of Michael Collins on November 12, 2013.

In April 2014, Karl Okamoto resigned from the Board, resulting in a vacancy in the class of directors whose terms expire in 2015. That vacancy was filled by the appointment of Patrick Bennett on April 14, 2014.

The current terms of Stephen Edwards and Robert Merritt expire this year at the Annual Meeting. Mr. Edwards, in May 2014, and Mr. Merritt, in June 2014, notified the Board that they have elected not to stand for re-election to the Board upon expiration of their current terms expiring at the Annual Meeting.  With the size of the Board reduced to six members effective at the Annual Meeting, these vacancies will not be filled.

Consequently, effective at the Annual Meeting, the Board will consist of six directors. Proxies may not be voted for a greater number of persons than the number of nominees named.

The term of Jean Birch expires this year.  Ms. Birch has been nominated by the Board for a term of three years expiring at the 2017 Annual Meeting of Stockholders and until her successor has been duly elected and qualified. Ms. Birch is presently a director of the Company and has consented to be named as a nominee and to serve as a director if elected. Should Ms. Birch be unable or unwilling to serve as a director, the enclosed proxy will be voted for such other person as the Board may recommend. Management does not anticipate that such an event will occur.

Our Board recommends a vote FOR the election of the nominee named above.

INFORMATION ABOUT THE NOMINEES, THE CONTINUING
DIRECTORS AND THE EXECUTIVE OFFICERS

The table below sets forth the names and ages of the directors, including the nominees, and the current executive officers of the Company, as well as the positions and offices held by such individuals. A summary of the background and experience of each of these individuals is set forth below the table.

Name	Age	Position(s) with Così, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2014:

Jean Birch	54	Director

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2015:

Michael O’Donnell	58	Director
Patrick Bennett	66	Director

CONTINUING DIRECTORS WHOSE TERM EXPIRES IN 2016

Mark Demilio	58	Director
R. J. Dourney	55	CEO & President, Director
Michael Collins	49	Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:

Vicki Baue	56	Vice President & General Counsel, Chief Compliance Officer, Chief Legal Officer, and Assistant Secretary

DIRECTORS WHOSE TERMS EXPIRE IN 2014

Jean Birch, Director. Ms. Birch is currently CEO and President of Birch Company, LLC, a specialized strategy and leadership consulting firm focused on the hospitality industry. From June 2009 to August 2012, she was President of IHOP Restaurants. From 2007 to 2009, Ms. Birch was an independent consultant at Birch Company, LLC. From January 2005 to August 2007, she was president of Romano’s Macaroni Grill, and from August 2003 until January 2005, President of Corner Bakery Café, both divisions of Brinker International, Inc. From 1991 to 2003, Ms. Birch held various roles with YUM Brands, including V. P. Operations for Taco Bell. Since May 2013, she has served on the Board of the Children’s Miracle Network Hospitals. Previously, Ms. Birch served on the Boards of the California Council for Economic Education, Meals on Wheels Association of America Foundation and Women’s Foodservice forum.

Key Attributes, Experience and Skills

Ms. Birch brings to the Board more than 23 years of restaurant operations and executive leadership experience with several major brands, along with a broad-based background in and extensive knowledge of operations, marketing, and brand strategy development. She also served as President of three different prominent restaurant concepts, including Corner Bakery Café, where she was successful in building strong business models. That experience provides valuable perspectives on our business and competitive positioning.

CONTINUING DIRECTORS

Patrick Bennett, Director. Mr. Bennett is currently President and Founder of CEO Strategies Group, LLC., a consulting firm that specializes in helping CEOs of small to mid-sized companies realize the attainment of their business vision. From April 2008 to January 2011, he served as President and CEO of Covad Communications, a broadband supplier and national supplier of integrated voice and data communications. From October 2001 to April 2008, he was Executive Vice President of Strategic Imperatives at Covad Communications. Since February 2013, he has served on the Board of Trans World Corporation. Since May 2011, he has served on the Board of Altius Communications. He also served on the Boards of Livewire Mobile, Eastern Technology Council, and Philadelphia Development Corporation.

Key Attributes, Experience and Skills

Mr. Bennett brings to the Board extensive experience building high-performance executive teams focused on delivering significantly improved results in complex and challenging business environments, in both public and private companies. He also has experience in developing and executing growth strategies and multi-faceted strategic plans to improve market share, gross revenue and profitability. That experience, together with his substantial experience in dealing with financial markets and regulated industries, as well as his service on other boards, will provide valuable perspective on strategic planning, growth initiatives and the challenges of our business.

Michael Collins, Director. Mr. Collins is currently a partner in the Chicago office of Bain & Company, Inc. a global management consulting firm, and currently serves as CFO. He joined the firm in the Boston office in 1992, and moved to assist in starting the Chicago office in 1993. From 2003 to 2010, Mr. Collins served as Managing Director of the Chicago Office. From 2004 to 2010, he also served as Managing Director of the Toronto Office. Mr. Collins is a member of Bain’s retail, consumer, and strategy practice areas. During his management consulting tenure, Mr. Collins has worked in multiple industries, including retail, media and entertainment, consumer products, automotive, telecommunications and industrial products. He has assisted clients in developing corporate, business unit and product strategies, and has worked with management teams to develop and execute growth strategies, evaluate acquisitions and divestitures, improve capabilities, and implement organizational change. Since 2013, Mr. Collins has also been serving as a Member of the Board of Directors, Member of the Global Operating Committee, Member of the Compensation Committee, and Member of the Investment Committee. Mr. Collins holds an M.B.A. from Harvard Business School and a B.B.A. with high honors in accounting from Loyola University, Chicago.

Key Attributes, Experience and Skills

Mr. Collins’s qualifications to sit on the board include his significant and wide breadth of experience in the retail and consumer products segments, along with his financial expertise. In his various roles at Bain & Company, he has assisted clients in developing strategies for growth, divestitures, mergers and organizational changes. His experience in various roles at Bain & Company brings a strong combination of management, strategy, and financial skills to the board.

Mark Demilio, Director. Mr. Demilio has been a member of our Board since April 2004. He served as Chairman of the Audit Committee of the Board from August 2004 until March 2010 and as Chairman of the Board from March 2010 to December 31, 2011, and again from June 2013 to March 2014. Mr. Demilio was appointed as Interim CEO of the Company from August 29, 2011 through December 31, 2011. He also serves as a member of the board of directors and Chairman of the audit committee of Restoration Hardware Holdings, Inc., a publicly-held retailer of furniture and other home furnishings, positions he has held since September 2009 and as a member of the compensation committee of that company since June 2013. Since February 2014, Mr. Demilio has also served as a member of the board of directors and Chairman of the audit committee of The Paslin Company, a private company that designs, assembles and integrates robotic assembly lines for the automotive industry. From December 2000 until his retirement at the end of October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a publicly-traded managed specialty healthcare company that managed the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. He also served as General Counsel of that company from July 1999 to October 2001 and from March 2004 to January 2005. Prior to joining Magellan Health Services, Inc., Mr. Demilio was with Youth Services International, Inc., a publicly-traded company that managed behavioral treatment programs for troubled youth, serving at various times as Executive Vice President, Business Development, General Counsel and Chief Financial Officer. Prior thereto, Mr. Demilio was a partner with Miles & Stockbridge, a Baltimore, Maryland-based law firm. Mr. Demilio has also been a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen. Mr. Demilio holds a Juris Doctor degree from the University of Maryland School of Law and a Bachelors of Science degree in Accounting from Villanova University.

Key Attributes, Experience and Skills

Through his experience as a chief financial officer and as a general counsel of public companies, as well as his experience as a board member of other companies, including another publicly-held retail company, Mr. Demilio brings extensive executive leadership and business experience to the Board. That experience, along with his training and background as a certified public accountant, his experience as a corporate and securities lawyer representing public and private companies, and his services as chairman of our Audit Committee and the audit committees of other public and private companies, provides financial and legal perspectives on our business as well as financial expertise to the Board.

R. J. Dourney, CEO and President, Director. As of March 17, 2014, Mr. Dourney was appointed CEO, President and director of the Company. Prior to joining the Company, Mr. Dourney served as the founder and CEO of Hearthstone Associates, LLC. Prior to founding Hearthstone Associates, Mr. Dourney served as COO for Au Bon Pain, overseeing $250 million business both domestically and internationally. Prior to joining Au Bon Pain, he was Regional Vice President of Operations and later Vice President of Franchise Operations and Development for Applebee’s International, overseeing $3.1 billion franchise system. Mr. Dourney serves on the Board of Directors for Frisch’s Restaurants, Inc., Boloco and the Massachusetts Restaurant Association Board of Directors, and he is a member of the Finance Committee for the Inner-City Scholarship Foundation of Boston and the Catholic Schools Foundation Board of Trustees. Mr. Dourney attended Villanova University.

Key Attributes, Experience and Skills

Mr. Dourney brings to the board extensive experience through key leadership roles for major restaurant companies. He also successfully founded and operated a thriving and growing Cosi franchise in the Boston market. He has experience overseeing both domestic and international concepts with strong influence in operations, brand strategy, marketing and development. Mr. Dourney’s extensive operations and leadership experience with other brands and as a Cosi franchisee, along with his deep understanding of the values and culture we believe are critical to our success, bring an important perspective to the Board. Mr. Dourney provides a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s, as well as the franchisees’, perspectives on the business.

Michael O’Donnell, Director. Mr. O’Donnell has been a member of our Board since March 2006. He also serves as a member of the Board of Trustees of Rollins College, and as a director of Ruth’s Hospitality Group and of Logan’s Roadhouse, Inc. Since August 2008, Mr. O’Donnell has served as President and CEO of Ruth’s Hospitality Group, Inc., and he has served as Chair of their board since October 2010. From March 2005 until the consummation of our merger in October 2007, he served as Chair of the Board, President and CEO of Champps Entertainment, Inc. From September 2003 until March 2005, he served as CEO and President and as a Director of Sbarro, Inc. From August 1998 through October 2002, he served in various executive capacities with Outback Steakhouse, Inc., including as President and CEO of New Business. From 1995 to 1998, Mr. O’Donnell was President, Chief Operating Officer and a partner of Ale House Restaurants, Inc. He graduated from Rollins College in 1978.

Key Attributes, Experience and Skills

As a result of Mr. O’Donnell’s long tenure as a CEO and director of public companies in the restaurant industry, he provides valuable industry-specific business knowledge and executive leadership experience as well as insights into driving strategic direction. In addition, Mr. O’Donnell brings financial expertise to the board, including through his service on the audit committee of another public restaurant company, as well as ours.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Vicki Baue, Vice President and General Counsel, Chief Compliance Officer, Chief Legal Officer, Assistant Secretary. Ms. Baue was appointed Vice President and General Counsel in February 2007 and was General Counsel from September 2004 until February 2007. Ms. Baue also serves as our Chief Legal Officer and Chief Compliance Officer and as Assistant Secretary. From July 28, 2012, until April 2014, Ms. Baue also served as our Vice President Human Resources. From August 1998 to April 2004, Ms. Baue was an associate in the Corporate and Securities practice group in the Chicago, Illinois, office of Piper Rudnick, LLP (n/k/a DLA Piper US LLP) where her practice focused on Mergers and Acquisitions and General Corporate and Franchise. From 1988 to August 1998, Ms. Baue was employed by Creative Expressions Group, Inc., an international manufacturer and distributor of paper party goods, where she was Director of Process Improvements and responsible for legal affairs and business results from 1997 to 1998, a member of the senior leadership team, and Manager of Customer Services, Credit and Support Services from 1988-1997. Ms. Baue received a Juris Doctor degree from the University of Indiana School Of Law in 1997 and a Bachelors of Science degree in Human Resources Management from the University of Alabama in 1980. She was admitted to the Indiana Bar in 1997 and the Illinois Bar in 1998.

2014 APPOINTMENT OF NEW CEO AND PRESIDENT

On March 17, 2014, we entered into an employment agreement with R. J. Dourney, in which he agreed to serve as our Company’s CEO and President, effective March 17, 2014. The initial term of employment under the agreement is four years, unless extended by mutual agreement of the parties or unless earlier terminated. Under the terms of the employment agreement, Mr. Dourney will receive an annual gross base salary of $300,000, and an annual cash bonus of up to 100% of his base salary based upon the Company’s overall performance and the performance of Mr. Dourney, which in the Board’s discretion may be less than or more than the target amount for performance that falls short of or exceeds the performance goals. Mr. Dourney and the Board will confer to set targets, metrics, and goals for the Company and executive performance for the purposes of determining Mr. Dourney’s bonus.

If Mr. Dourney’s employment terminates due to his death or disability, or by us for cause, or Mr. Dourney resigns under circumstances not constituting “good reason,” he is entitled to receive his base salary through the date of termination and all accrued benefits, if any, through the date of termination. In addition, if Mr. Dourney is terminated without “cause” or resigns under circumstances constituting “good reason,” or if Mr. Dourney’s employment terminates due to non-renewal of his employment agreement, he is entitled to receive: (i) (A) his base salary through the date of termination, if not previously paid, (B) the amount of any accrued but unpaid annual bonus, (C) all accrued benefits, if any, and (ii) provided that such termination occurs prior to the exercise of the election to cause the Merger (as defined below) and provided no breach exists under the non-compete agreement, (D) 12 months of his base salary (provided that if such termination occurs prior to the first anniversary of the employment agreement, then such salary continuation will be for a period equal to 24 months less the number of full months elapsed since the date of the employment agreement), and (iii) continuation of health insurance benefits for the lesser of 12 months or the balance of the employment period. If Mr. Dourney’s employment is terminated, all unvested restricted stock awards will be forfeited except as expressly set forth below in connection with a change in control with respect to Performance Shares.

Mr. Dourney is further entitled to the standard benefits available to our executives generally, including health insurance, life and disability coverage, and participation in our 401(k) Savings Plan. Mr. Dourney has also agreed to observe our standard confidentiality, non-competition and non-solicitation provisions. Mr. Dourney will also be entitled to reimbursement for reasonable attorneys’ fees up to $45,000 incurred in connection with his employment agreement and the documentation relating to the election to cause the Merger.

In addition, as a material inducement to enter into employment with the Company and as long-term incentive compensation, on March 17, 2014 (“Date of Grant”), Mr. Dourney was granted 829,164 unregistered shares of restricted stock, of which 414,582 shares are time-vested (“Time-Vested Shares”) and 414,582 are performance-based (“Performance-Based Shares”), which shares were issued pursuant to a restricted stock agreement entered into on March 17, 2014, and are subject to the following vesting schedules:

(a)	The Time-Vested Shares will vest in four equal installments, with 25% vesting on each of the first, second, third and fourth anniversaries of the Date of Grant, provided that Mr. Dourney remains in the continuous employ of the Company through each such vesting date.

(b)	The Performance-Based Shares will vest in four equal installments, provided that Mr. Dourney remains in the continuous employment of the Company from and after the Date of Award and through the respective vesting dates set forth below and the specified price targets set forth below for the Company’s common stock are achieved:

(i)	the first day on which the closing price of the Company’s common stock shall have exceeded $2.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(ii)	the first day on which the closing price of the Company’s common stock shall have exceeded $2.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(iii)	25% on the first day on which the closing price of the Company’s common stock shall have exceeded $3.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)	25% on the first day on which the closing price of the Company’s common stock shall have exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events).

(v)	In addition, in the event the holders of the Company’s common stock receive consideration in any change in control (as defined in the Restricted Stock Agreement dated March 17, 2014, pursuant to which the shares were granted) with a value at the time of receipt or subsequent to such receipt equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds set forth above, in respect of Company securities or any successor securities, then upon such receipt all Performance-Based Shares that would have become vested shares upon attainment of trading prices at or below such threshold or thresholds as provided above shall become vested shares.

ELECTION TO CAUSE MERGER

On March 18, 2014, we into an Election to Cause Merger Agreement (collectively with all exhibits thereto, the “Agreement”) with Hearthstone Associates, LLC (“Hearthstone”), Robert J. Dourney and Nancy Dourney (collectively with Robert J. Dourney, the “Holders”). Hearthstone, which is wholly-owned by the Holders, operates Cosi franchise restaurants through its wholly-owned subsidiary, Hearthstone Partners, LLC (the “Subsidiary”).

Under the terms of the Agreement, we granted to Hearthstone the sole and exclusive right (the “Right”), exercisable at the discretion of Hearthstone at any time after January 1, 2015 and before March 18, 2015, to elect to require us to acquire Hearthstone by effecting a reverse triangular merger of Hearthstone with and into a subsidiary of Cosi (the “Merger”). If the Merger is consummated, we will issue 1,790,993 shares of our common stock to the Holders in the Merger.

Our obligation to effect the Merger is subject to the satisfaction of a number of conditions at the time of the Merger, including (a) the transfer to Hearthstone of all indebtedness under a certain existing promissory note made by Robert J. Dourney to a third party, (b) the completion of construction of certain additional Company franchise restaurants, (c) the receipt of certain lender consents, (d) the approval of the Merger by our shareholders if then required pursuant to the NASDAQ Stock Market Rules and (e) other customary conditions.

We provided customary representations and warranties to Hearthstone and are obligated to indemnify Hearthstone and the Subsidiary from any breach by us of such representations and warranties or the Agreement. Our indemnification obligations shall terminate if the Right is not exercised prior to its expiration. In the event of a material breach of the Agreement by either us or Hearthstone, the other party, in addition to other remedies available at law, may be entitled to rescind the Merger, if applicable.

Until the Merger is consummated or the Right expires, Hearthstone and the Subsidiary are bound by certain restrictive covenants, including prohibitions or limitations on issuing or transferring equity securities, incurring additional debt, engaging in acquisitions, dispositions or mergers, amending governance documents, or suffering events of default under their loan or franchise agreements. In addition, Hearthstone and Subsidiary are obligated to provide us access to their financial information, books and records and personnel until the Merger is consummated or the Right expires.

2014 APPOINTMENT OF EXECUTIVE CHAIRMAN

On March 17, 2014, we entered into a Letter Agreement with Stephen Edwards in which he agreed to serve again as our Executive Chairman of the Board, effective March 17, 2014. The agreement provides for an initial one-year term. Mr. Edwards will receive annual base compensation at a gross rate of (a) $300,000 per annum for a period of six months following the effective date, and (b) $100,000 per annum for the remaining balance of the one-year term, subject to withholding, pro-rated for any partial year, and payable in accordance with the Company’s practices. In addition, on March 17, 2014, Mr. Edwards received 200,000 shares of our restricted common stock, pursuant to our 2005 Omnibus Long-Term Incentive Plan. This grant will vest as follows: (a) 100,000 shares vested immediately on March 17, 2014, and (b) 100,000 shares will vest in four equal quarterly installments of 25,000 shares on each of June 17, 2014, September 17, 2014, December 17, 2014, and March 17, 2015. If Mr. Edwards voluntarily resigns his position as Executive Chairman prior to the end of the initial one-year term, any shares remaining unvested as of the effective date of his resignation will be forfeited. Accordingly, given Mr. Edwards’ decision to not stand for re-election upon expiration of his current term expiring at the Annual Meeting, the 75,000 shares remaining unvested at that time will be forfeited.  Any reasonable business expenses actually incurred, as Executive Chairman, will be reimbursed according to policies we may adopt from time to time upon periodic presentation by Mr. Edwards of an itemized account including reasonable substantiation of such expenses.

2014 APPOINTMENT OF NEW CFO

On July 7, 2014, the Company appointed Scott Carlock as Chief Financial Officer, effective as of July 28, 2014.  Pursuant to the terms of his offer letter, Mr. Carlock will receive an annual gross base salary of $210,000, and an annual cash bonus of up to 50% of his annual base salary based upon the attainment of mutually agreed upon performance objectives.  Mr. Carlock will be entitled to health benefits and life and long-term disability insurance in amounts standard for all of the Company’s employees.  Mr. Carlock is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage, and participation in the Company’s 401(k) Savings Plan.  Mr. Carlock’s employment may be terminated by either party at any time for any reason.  Mr. Carlock has also agreed to observe the Company's standard confidentiality, non-competition and non-solicitation provisions.

In addition, as a material inducement to enter into employment with the Company and as long-term incentive compensation, on the first day of his employment with the Company (“Date of Grant”), Mr. Carlock will be granted 100,000 shares of restricted stock, of which 50,000 shares will be time-vested (“Time Vested Shares”) and 50,000 shares will be performance-based (“Performance-Based Shares”), which shares will be issued pursuant to the Company’s 2005 Omnibus Long-Term Incentive Plan, as amended, and will be subject to the following vesting schedules:

(a)           The Time-Vested Shares will vest in four equal installments, with 25% vesting on each of the first, second, third and fourth anniversaries of the Date of Grant, provided that Mr. Carlock remains in the continuous employ of the Company through each such vesting date.

(b)          The Performance-Based Shares will vest in four equal installments, provided that Mr. Carlock remains in the continuous employment of the Company from and after the Date of Award and through the respective vesting dates set forth below and the specified price targets set forth below for the Company’s common stock are achieved:

(i)            25% on the first day on which the closing price of the Company’s common stock shall have exceeded $2.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(ii)          25% on the first day on which the closing price of the Company’s common stock shall have exceeded $2.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(iii)        25% on the first day on which the closing price of the Company’s common stock shall have exceeded $3.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)        25% on the first day on which the closing price of the Company’s common stock shall have exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events).

Additionally, the Company will pay or reimburse Mr. Carlock for moving expenses, including temporary housing, up to $20,000, in accordance with the Company’s relocation policy applicable to executive-level employees.

Mr. Carlock’s appointment follows the resignation of William E. Koziel as Chief Financial Officer on July 5, 2014, effective as of July 11, 2014.

In the interim, until Mr. Carlock’s start date, George Dimitrov, our Controller, will serve as the Company’s principal financial officer and principal accounting officer.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a charter that has been approved and adopted by the Board and which is reviewed and reassessed annually by the Audit Committee. The Audit Committee Charter can be found in the Investor/Corporate Governance section of the Così website at www.getcosi.com. The Audit Committee is comprised of three independent directors.

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) our systems of internal controls regarding finance, accounting, legal compliance, and ethics, and (iii) our auditing, accounting and financial reporting processes generally.

Management is solely responsible for the preparation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is accountable to the Board and the Audit Committee. The Audit Committee has the authority and responsibility to retain and terminate our independent registered public accounting firm, and exercised this authority by retaining BDO USA, LLP.

To fulfill our responsibilities, we did the following:

•	We reviewed and discussed with Così management and BDO USA, LLP, Così’s consolidated financial statements for the fiscal year ended December 30, 2013.

•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

•	We discussed with management Così’s internal controls and procedures and disclosure controls and procedures relating to financial and other matters.

•	We discussed with BDO USA, LLP the matters that Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) and as adopted by the PCAOB in Rule 3200T require them to discuss with us, including matters related to the conduct of the audit of Così’s consolidated financial statements.

•	We received written disclosures and the letter from BDO USA, LLP required by PCAOB Rule 3520 relating to their independence from Così, and we have discussed with BDO USA, LLP, their independence from Così.

•	We considered whether BDO USA, LLP’s provision of non-audit services to Così is compatible with maintaining their independence from Così.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with PCAOB standards or that our independent registered public accounting firm is in fact “independent”.

Based upon these reviews and discussions described in this report, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2013.

Respectfully submitted,
The Audit Committee

Michael O’Donnell, Chairman
Mark Demilio
Robert Merritt

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based upon such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2014 Proxy Statement.

Respectfully submitted,
The Compensation Committee

Mark Demilio, Chairman
Jean Birch

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information on our compensation objectives and philosophy, the components of our compensation program and the reasons we provide each component. We also discuss how we determine targeted compensation and the basis of our pay decisions for the executive officers of the Company, including the amounts paid to the named executive officers included in the “Summary Compensation Table”.

Executive Summary

The Compensation Committee of the Board, with recommendations by our CEO, is responsible for determining the compensation of the executive officers and administering the plans in which the executive officers, the directors and our other employees participate. The goal of our compensation program is to attract, motivate and retain talented individuals to help Così attain our business goals and objectives. Così is committed to achieving long-term sustainable growth and increasing stockholder value. Our compensation programs for executive officers are designed to maintain these commitments and to encourage strong financial performance on an annual and long-term basis by using appropriate compensation structures and sound pay practices, without creating undue stockholder risk.

The principal elements of the total compensation for the CEO and other named executive officers are annual base salary, annual cash incentive compensation, and long-term equity-based compensation consisting of restricted stock units and restricted stock, as well as limited benefits and perquisites.

Oversight of the Executive Compensation Program

Role of the Compensation Committee. The Compensation Committee acts pursuant to a written charter and is comprised entirely of independent directors. The Compensation Committee has overall authority for approving and evaluating the director and officer compensation plans, policies and programs of the Company. Pursuant to its charter, the Compensation Committee has authority and responsibility to:

•	annually review and approve corporate goals and objectives relevant to the CEO’s compensation and evaluate the CEO’s performance in light of those goals and objectives;

•	annually review the compensation of all directors, officers and other key executives, including incentive-compensation and equity-based plans;

•	annually review and approve, for the CEO and senior executives of the Company, the annual base salary level, the annual incentive opportunity level, the long-term incentive opportunity level, employment agreements, severance arrangements change in control agreements / provisions, in each case as, when and if appropriate, and any special or supplemental benefits;

•	determine the shares, options and other awards under our stock incentive plans; and

•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and to obtain advice and assistance from internal or external legal, accounting or other advisors.

Discussions regarding the compensation of the CEO occur during executive sessions when only Compensation Committee members are present (provided other independent directors may also be present if invited by the Compensation Committee). The Compensation Committee’s complete charter is available at our web site at www.getcosi.com.

Role of the CEO and Others in Compensation Decisions. The CEO discusses the performance of the executive officers with the Compensation Committee on an annual basis and provides his recommendations on compensation actions for other executive officers. Additionally, the CEO provides his perspective and recommendations to the Compensation Committee on compensation and benefit plan design and strategies, financial goals and criteria for the annual cash incentives and the amount of long-term equity-based compensation. Our CEO does not provide input or recommendations with regard to his own pay. The Compensation Committee reviews and discusses pay decisions related to the CEO in executive session without the CEO and other members of management present.

At the request of the CEO and the Compensation Committee, the Vice President of Human Resources from time to time performs a review of competitive compensation practices for executive officer positions and, based on that assessment, provides data and advice regarding compensation for new executives, new positions, promotions and salary adjustments, using data obtained from a variety of sources, including the Chain Restaurant Compensation Association’s annual compensation survey by The Hay Group, other industry surveys, executive recruiters and on-line Human Resources and recruiting resources, in order to provide a general understanding of current compensation practices within the industry.

Role of the Independent Compensation Consultant. To assist the Compensation Committee with its responsibilities, the Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or senior executive compensation and has sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In 2013, the Compensation Committee did not engage any third-party compensation consultants.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy, reviewed annually by the Compensation Committee, is to provide competitive levels of compensation that integrate pay with our short-term and long-term performance goals, reward corporate performance and recognize individual initiative and achievement.

Although the Compensation Committee does not engage in benchmarking, the Compensation Committee believes that it is appropriate to pay the executive officers cash and equity-based compensation that is generally competitive in the restaurant industry. The guiding principle in the design and administration of our compensation program is built on this philosophy and serves the following objectives:

•	attract and retain highly talented and skilled executives to establish and execute our strategies and reward appropriately those executive officers who contribute to our success;

•	align executive officer compensation with our short-term and long-term operational and financial performance; and

•	motivate executive officers to achieve our business objectives.

Components and Analysis of Total Compensation

Our direct compensation program for executive officers, including a portion that is at risk, consists of the following elements:

•	base salary, with annual discretionary increases, to provide a fixed amount of cash compensation linked to the executive officer’s role and contribution to the Company;

•	annual cash incentive compensation, which is at-risk cash compensation, to focus attention on the key business drivers for the year and linked to our and the individual’s performances;

•	long-term equity-based compensation, currently in the form of restricted stock and restricted stock units (but which may in the future include stock options and performance shares), to encourage executives to focus on the long-term growth and profitability of the Company and align their interests with those of our stockholders in order to increase stockholder value; and

•	limited benefits and perquisites, which are also generally available to all of our full-time employees.

Our compensation program is designed to provide an appropriate balance between annual and long-term performance of the Company, as well as between fixed and variable (“at-risk”) compensation. Each of these elements of pay is described below.

Base Salary. The annual base salary for executive officers is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions within the Company, time in position, the critical nature of the role to the Company and the difficulty of replacing the executive, and individual factors such as unique skills, expertise, demand in the labor market, and longer-term development and succession plans. Individual performance is measured by what is achieved (results) as well as how it is achieved (behaviors).

Executive officers’ salaries are reviewed annually after the end of each fiscal year, typically in February. In addition to considering the performance of individual executive officers and information concerning competitive salaries, significant weight is placed on the financial and operating performance of the Company when considering salary adjustments. Also, increases are aligned with our merit-increase targets for the year. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of these officers.

The Compensation Committee reviewed our financial and operating performance in 2013 as compared to our internal business plan and the various operating and financial targets that management of the Company had set for themselves in 2013, as well as overall salary trends in the industry. In March 2014, the Compensation Committee determined that, given our fiscal 2013 financial and operating results as compared to our internal business plan and management’s various targets and overall industry salary trends, no increases to base salaries were approved for the named executive officers for 2014. Thus, none of our named executive officers will receive a salary increase in fiscal 2014 with respect to 2013 performance.

Annual Cash Incentive Compensation. Annual cash incentive compensation is based upon achievement of our annual financial and operating goals and each executive officer’s level of achievement against his or her individual financial, operational and strategic performance goals, including various quantitative and qualitative performance criteria for executive officers, with payouts ranging from 0% to 100% of the targeted payouts for each executive, which range from 30% to 100% of the executive’s base salary, in accordance with the executive’s employment agreement or offer letter. The performance goals have been linked to our total revenue, comparable Company-owned restaurant sales growth, operating income, periodic cash position, franchise unit and sales growth, earnings before interest, taxes, depreciation and amortization (EBITDA), and performance and strategic objectives which are part of our internal long-range business plan, generally excluding the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles. These performance goals have been selected because they are important indicators of increased stockholder value. However, even though the performance goals have been linked to our internal business plan, the Compensation Committee has not relied solely upon predetermined formulas or a limited set of criteria in evaluating the performance of the executive officers. These decisions have typically included subjective judgments, based upon a number of factors relating to an individual executive’s performance.

For fiscal 2013, the Compensation Committee reviewed our financial and operating performance as compared to our internal business plan and the various operating and financial targets management of the Company had set for themselves for 2013. In March 2014, given our fiscal 2013 financial and operating results as compared to our internal business plan and the various operating and financial targets set by management, no cash incentive compensation bonuses were approved for the named executive officers for 2014. Thus, none of our named executive officers will receive cash incentive compensation bonuses in fiscal 2014.

Long-Term Equity-Based Compensation. The Company strongly believes that equity ownership by executive officers creates incentive to build stockholder value and align the interests of executive officers with the stockholders. The Compensation Committee believes that awards of restricted stock or restricted stock units under our stock incentive plans remain an effective instrument to achieve this goal. Grants of restricted stock or restricted stock units facilitate ownership in the Company and serve to retain executive officers since the awards have multi-year vesting schedules.

Under the Omnibus Plan, the Company may provide long-term equity incentives in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and any other stock awards that may be payable in shares, cash, other securities or any other form of property as may be determined by the Compensation Committee. Annually in March, beginning in 2005, the Company has awarded long-term equity-based compensation, which have been in the form of restricted stock, restricted stock units or stock options, to executive officers, based on an evaluation of our financial and operating performance and their individual performances in the prior year.

Under the Omnibus Plan, restricted stock awards, restricted stock units, and restricted stock options will vest based on the determination of the Compensation Committee at the time of grant.  In the past, such awards typically vest 20% on the date of grant and 20% annually on each anniversary of the grant date over the next four years provided that the executive officer is continuously employed by the Company through each such date.  In addition, typically under the stock, stock option or stock unit agreements, previously awarded but unvested shares of restricted stock, stock options and restricted stock units are forfeited and cancelled on the date of termination if an executive officer’s employment with the Company is terminated subject to the specific terms of his or her employment agreement.

Long-term equity-based incentive award targets vary based upon each executive officer’s employment agreement or offer letter and consistent with similar positions within the Company. Actual awards are determined based upon the Company achieving its annual financial and operating goals and executives achieving their individual performance goals.

In determining whether to grant long-term equity incentive awards each year, the Compensation Committee and the Board may consider a number of factors. In addition to our financial performance and the individual performance of the eligible executive officers, the Compensation Committee considers, among other factors, the prevailing stock price and the consequent dilution that would result from any awards, the existing equity holdings of the eligible executives from prior award grants and the remaining availability under our stock incentive plans, among other factors. In March 2014, based on its consideration of these factors, among other factors, no discretionary long-term equity incentive awards were awarded to named executive officers in respect of fiscal year 2013.

Company’s Policy on Timing of Long-Term Equity-Based Incentive Compensation. Since May 2005, the Company has awarded long-term equity compensation in the form of restricted stock, restricted stock units, and stock options. The annual award date is typically towards the end of March, on a date that customarily falls between our regularly-scheduled Board and Compensation Committee meetings in the first quarter and the disclosure of our fiscal year-end financial results.

Other Compensation and Benefits

The Compensation Committee oversees the design, implementation and administration of the Company-wide benefit programs. The Company periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and warranted, based upon the business need and contributions of the executive officers.

Health and Welfare Benefits. Health and welfare benefits are an important component of the total compensation package and are commonplace among similarly-sized companies in the restaurant industry and generally available to other employees in the Company. We provide both Company-subsidized and voluntary benefit programs to our employees that generally include medical, dental, life insurance and disability coverage.

401(k) Plan. Our 401(k) Plan allows employees to invest funds on a pre-tax basis for their retirement. The Company matches employee contributions to our 401(k) plan (at a 50% rate up to 4% of an employee’s pay, but not in excess of 20% of gross pay). Employees must be employed by the Company for ninety days and have worked at least 325 hours) to be eligible to participate in the plan, and all employees are eligible to participate on the same terms. The Company matching contributions vest after one year of employment. Employees are automatically enrolled in our 401(k) retirement plan at the 4% level once they meet the eligibility requirements. If employees remain in our 401(k) retirement plan, their deduction will increase every year until it reaches a certain level. Employees may change the amount of the deduction or opt out altogether.  As of January 1, 2014, the Company discontinued the Company match on employee contributions to our 401(k) plan.

Compensation of Executive Chairman

Effective as of January 1, 2013, and continuing until June 11, 2013, Mr. Edwards was re-appointed as Executive Chairman of our Board. The terms of Mr. Edwards’ Letter Agreement dated January 25, 2013, effective as of January 1, 2013, are summarized below in the section captioned “Employment Agreements”. The compensation costs for fiscal 2013 are summarized below in the table captioned “Summary Compensation”.

Compensation of CEO

Stephen Edwards, CEO and President

On June 11, 2013, Mr. Edwards resigned his position as Executive Chairman of the Board, and was appointed CEO and President of the Company. The Compensation Committee deemed it appropriate to pay Mr. Edwards the gross annual base salary of $350,000, payable bi-weekly in accordance with the Company’s regular payroll practices, net of applicable withholding taxes and other applicable deductions. Mr. Edwards was also reimbursed for all reasonable out-of-pocket business expenses incurred by him in connection with his performance of services under the employment agreement, including, without limitation, expenses incurred by or related to Mr. Edwards’ spouse or other immediate family member accompanying him on up to two (2) trips per month to either the Company’s headquarters or other travel conducted by Mr. Edwards in his capacity as CEO and President. Mr. Edwards was entitled to participate in any of the Company’s employee welfare benefit plans generally made available to executives of the company, including medical, dental, vision, life, accidental death and dismemberment, and long-term disability insurance, on the same basis as other Company executive employees are entitled to participate. Mr. Edwards had the option to participate in the Company’s 401(k) retirement plan. The compensation costs for fiscal 2013 are included below in the table captioned “Summary Compensation”.

Carin Stutz, CEO and President (Former)

Consistent with our executive compensation philosophy and objectives described above, the special search committee of the Board, with assistance from the Compensation Committee and the third-party executive recruiting firm engaged in Ms. Stutz’ search, considered various factors in determining Ms. Stutz’ total compensation package, including job scope and responsibilities, the Company’s short-term and long-term objectives, and individual factors such as the critical nature of the role to the Company, unique skills, and achievements and contributions in past positions. The terms of her employment agreement are described below in the section captioned “Executive Agreements” and the compensation costs for fiscal 2013 are included below in the table captioned “Summary Compensation”.

In March 2013, for the reasons discussed above in the section captioned “Base Salary”, the Compensation Committee did not approve any salary increase for Ms. Stutz in fiscal 2013. Thus, our CEO did not receive a salary increase in fiscal 2013.

Also consistent with the reasons discussed above in the sections captioned “Annual Cash Incentive Compensation” and “Long-Term Equity-Based Compensation”, in March 2013, no cash incentive compensation was paid to Ms. Stutz, and the Compensation Committee did not award stock to Ms. Stutz in 2013, in respect to fiscal year 2012.

Tax Information

The Company has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which restricts the deductibility of compensation paid to each of the CEO and next three most highly compensated executive officers at the end of any fiscal year (other than the Chief Financial Officer) to the extent such compensation exceeds $1 million in any year and does not otherwise qualify for an exception. Our deduction for executive compensation provided during 2013 was not limited by Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. In the future, the Compensation Committee will continue to monitor the deductibility of its executive compensation.

Stock Ownership Requirements

Under the terms of her employment agreement, Ms. Stutz would retain during the course of her employment, and would not transfer, at least 50% of the restricted stock granted to her with respect to which the restrictions on transfer, sale or assignment may have lapsed, unless otherwise approved by the independent directors. The Company does not currently require named executive officers or other executive officers of the Company to acquire or hold a specified number of shares of Company common stock although the Company encourages named executive officers and other executive officers of the Company to retain the shares of stock awarded under our stock incentive plans, including any shares received upon the exercise of stock options.

Change-In-Control Arrangements

Stock Incentive Awards

Typically under our stock award, stock option and stock option agreements, in the event of a change in control of the Company, all unvested stock options, shares of restricted stock and restricted stock units previously awarded to employees (other than Mr. Dourney and Mr. Edwards) would automatically become fully vested.

CEO and President

Effective as of June 11, 2013, the Company entered into an employment agreement with Stephen Edwards, Chief Executive Officer and President. His employment agreement did not provide for additional benefits if his employment is terminated “without cause” following a “change in control” of the Company.

Effective as of March 17, 2014, the Company entered into an employment agreement with R. J. Dourney, Chief Executive Officer and President.  His employment agreement does not provide for additional benefits if his employment is terminated “without cause” following a “change in control” of the Company.

Other Executive Officers

In December 2008, the Company entered into Change in Control Severance Agreements with Mr. Koziel, our Chief Financial Officer, Secretary and Treasurer (who resigned from the Company effective as of July 11, 2014), and Ms. Baue, Vice President and General Counsel, Chief Compliance Officer (CLO), which provide for certain payments and benefits if their employment is terminated without “cause” following a “change in control” of the Company. These agreements are intended to provide for continuity of management in the event of a “change in control”. These agreements do not provide for severance payments solely upon a “change in control”. The Compensation Committee believed it was appropriate to enter into these agreements due to the review of strategic alternatives announced in November 2008.

The terms of their Change in Control Severance Agreements are described below in the narrative following the “Summary Compensation Table”. The estimated payments and benefits to the named executive officers following termination of their employment without “cause” after a “change in control” of the Company, as determined as of December 30, 2013, are included below in the compensation table captioned “Estimated Payments and Benefits Following a Change in Control”.

EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION

The following table summarizes compensation awarded to, earned by, or paid by the Company to its named executive officers for each of the last three completed fiscal years and two additional individuals who would have been included in this summary but for the fact that they were not serving as executive officers of the Company as of December 30, 2013.

Summary Compensation Table
Name	Year		Salary ($)	Stock Awards ($) (1)		Options Awards ($) (1)		Non- Equity Incentive Plan Compensation	All Other Compensation (2)	Grand Total

Stephen Edwards, Executive Chairman (3)	2013		229,808	83,000	(4)	—		—	43,246	229,808
	2012		100,000	—		—		—	36,000	208,508
	2011		—	71,000		—		—	22,556	93,556

Carin Stutz, CEO & President (5)	2013		232,617	—		—		—	247,523	480,140
	2012		460,000	142,000		—		—	128,512	730,512
	2011		—	—		—		—	—	—

William Koziel, CFO, Secretary & Treasurer (6)	2013	(7)	262,016	17,005		625	(8)	25,000	22,537	327,183
	2012		261,500	17,005		—		—	26,102	304,607
	2012		261,500	19,180		—		—	4,425	285,105

Vicki Baue, VP & General Counsel, CCO, & Ass’t Secretary (CLO)	2013	(7)	205,516	6,910		625	(8)	25,000	11,154	249,205
	2012		205,000	6,910		—		—	13,747	225,657
	2011		205,000	7,998		—		—	2,602	215,600

John Gohde, VP of Development (9)	2013		165,215	—		—		—	10,427	175,642
	2012		180,000	—		—		—	11,359	191,359
	2011		97,615	—		—		—	—	97,615

(1)	The amount in this column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock and restricted stock unit awards granted during the fiscal year. The fair value of these awards has been determined based on the assumptions set forth in our Note on “Stock-Based Employee Compensation” included in our Consolidated Financial Statements as reported on Form 10-K. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables.

(2)	The amounts in this column are comprised of the items set forth below in the table captioned “All Other Compensation”.

(3)	Pursuant to his Letter Agreement dated January 25, 2013, effective as of January 1, 2013, as Executive Chairman of our Board, (a) Mr. Edwards was paid an annualized base salary in the gross amount of $100,000, payable in accordance with our payroll practices, and (b) he received, as a long-term incentive, 25,000 (post-reverse stock split adjusted) restricted shares of our common stock, as more fully described in Footnote (4) below. Additionally, Mr. Edwards received board fees and an annual stock award for his service on our Board, as more fully described below in the table captioned “Other Compensation”. On June 11, 2013, Mr. Edwards agreed to serve as our CEO and President and as a director, effective as of June 11, 2013. Pursuant to his Employment Agreement dated June 13, 2013, effective as of June 11, 2013, Mr. Edwards received an annual base salary equal to $350,000, and he was reimbursed for all reasonable out-of-pocket business expenses incurred by him in connection with his performance of services under his Employment Agreement. In accordance with the agreements under which his shares of restricted stock were granted, Mr. Edwards’ unvested shares of restricted stock will be forfeited and cancelled upon the expiration of his current term and concurrent resignation from all offices and positions with the Company and its affiliates, effective at the Annual Meeting.

(4)	Includes 25,000 (post-reverse stock split adjustment) restricted shares of our common stock granted to Stephen Edwards on January 31, 2013, having a fair market value of $3.32 per share on the award date, representing annual compensation received by Mr. Edwards for fiscal year 2013.

(5)	Carin Stutz voluntarily resigned her employment and all offices and positions with the Company on June 11, 2013. The specified price targets for her shares of restricted stock were not met during fiscal year 2013, and no shares vested during fiscal year 2013. All shares were unvested as of the effective date of her resignation. In accordance with the terms of her employment agreement and our Omnibus Plan under which her restricted stock was granted, all of the unvested shares were forfeited as of June 11, 2013.

(6)	In accordance with the terms of the agreements under which his stock options and shares of restricted stock were granted, Mr. Koziel’s unvested stock options and shares of restricted stock will be forfeited and cancelled upon the effective date of his resignation on July 11, 2014.

(7)	Includes discretionary cash incentive compensation paid to each of Vicki Baue, in the amount of $25,000, and to William Koziel, in the amount of $25,000, with respect to 2012 performance.

(8)	Represents the fair value, using the Black Scholes Valuation Model, of that portion of stock options that vested in fiscal 2013 for each of Vicki Baue and William Koziel.

(9)	John Gohde voluntarily resigned his employment and all offices and positions with the Company on January 13, 2014. In accordance with the terms of the agreements under which his restricted stock was granted, Mr. Gohde’s unvested shares of restricted stock were forfeited and cancelled on January 13, 2014.

The table set forth below lists the elements of “All Other Compensation” included in the Summary Compensation Table above:

All Other Compensation
Name	Fiscal Year	Health Insurance Premiums ($)	Employer’s Contribution to the Company’s Savings Plan ($)(a)	Board Compensation	Relocation ($)		Total ($)

Stephen Edwards (b)	2013	6,860	—	36,386	—		43,246

Carin Stutz	2013	10,446	—	—	237,077	(c)	247,523

William Koziel	2013	19,117	3,420	—	—		22,537

Vicki Baue	2013	8,473	2,681	—	—		11,154

John Gohde	2013	10,427	—	—	—		10,427

(a)	Named executive officers are eligible to participate in our 401(k) plan at the same rate that all other full-time employees are eligible to participate.

(b)
Mr. Edwards’ total compensation as a director on our Board in fiscal year 2013 was $43,246, comprised of reimbursed insurance premiums in the amount of $6,860, meeting fees earned in the amount of $11,386 and common stock in the amount of $25,000. This amount does not include the compensation paid to Mr. Edwards as Executive Chairman pursuant to his Employment Agreement with the Company, dated June 13, 2013, effective as of June 11, 2013, which is included in the “Summary Compensation Table” above.

(c)
Includes severance payments paid to Ms. Stutz after her resignation on June 11, 2013. In connection with Ms. Stutz’ resignation from the Company effective June 11, 2013, the Company and Ms. Stutz entered into a Letter Agreement, dated June 11, 2013. Pursuant to the Letter Agreement, notwithstanding the provisions of her Employment Agreement dated December 12, 2011, in consideration of the General Release of Claims in the form attached as Exhibit A to her Employment Agreement, (a) the Company will pay to Ms. Stutz an amount equal to 12 months of her base salary, payable in bi-monthly payments in accordance with our regular payroll schedule, and (b) her and her covered dependents will be entitled to continued participation on the same terms and conditions as applicable immediately prior to June 11, 2013, for 12 months in such medical, dental, hospitalization and life insurance coverage in which she and her eligible dependents were participating immediately prior to the termination date and will thereafter be entitled to COBRA continuation to the extent authorized under controlling law.

Executive Officer Agreements

Employment Agreements with Stephen Edwards.

Executive Chairman (Effective January 1, 2013). Pursuant to a Letter Agreement dated January 25, 2013, effective as of January 1, 2013, Stephen Edwards was re-appointed as Executive Chairman, extending his term to December 31, 2013. Pursuant to the terms of his Letter Agreement, we agreed to pay Mr. Edwards an annual base salary in the gross amount of $100,000, payable in accordance with our payroll practices. Also, as long-term incentive compensation, he received a grant of 25,000 (post-reverse stock split adjusted) restricted shares of our common stock, which vested 25%  on each of March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, so long as he remained continuously employed by the Company through the vesting date. The Company also agreed to reimburse Mr. Edwards for all reasonable business expenses according to our business expense reimbursement policies. Throughout the duration of his services as Executive Chairman, he continued to receive board fees, stock grants, and other benefits that other members of the Board receive. Effective as of June 11, 2013, Mr. Edwards resigned as Executive Chairman of the Board and agreed to serve as our CEO and President and as a director, on the terms summarized in the paragraph below.

CEO and President (Effective June 11, 2013). On June 13, 2013, we entered into an Employment Agreement with Mr. Edwards, effective as of June 11, 2013, pursuant to which he agreed to serve as our CEO and President. Under the terms of his Employment Agreement, we agreed to pay him an annualized gross base salary equal to $350,000, and to reimburse Mr. Edwards for all reasonable out-of-pocket business expenses incurred by him in connection with his performance of services under the employment agreement, including, without limitation, expenses incurred by or related to Mr. Edwards’ spouse or other immediate family member accompanying him on up to two (2) trips per month to either the Company’s headquarters or other travel conducted by Mr. Edwards in his capacity as CEO and President. Mr. Edwards will be reimbursed for his monthly health insurance premiums of approximately $1,100 per month. In addition, Mr. Edwards may participate in the Company’s 401(k) retirement plan. Mr. Edwards’ employment may be terminated by either party at any time for any reason. On March 17, 2014, Mr. Edwards resigned all offices and positions with the Company and agreed to serve as Executive Chairman of our Board, effective as of March 17, 2014, on the terms summarized above in the section above captioned “2014 Appointment of new Executive Chairman”.

Employment Agreement with William Koziel. On August 17, 2005, the Company entered into an oral employment agreement with Mr. Koziel. Pursuant to the terms of this agreement, Mr. Koziel served as Chief Financial Officer and was paid an annual base salary of $250,000. He was eligible to receive an annual performance cash incentive (bonus) of up to 50% of his annual base salary based upon attaining mutually agreed upon performance levels and restricted stock pursuant to the Omnibus Plan. Mr. Koziel entered into a confidentiality and non-compete agreement that includes customary non-competition and non-solicitation provisions. Mr. Koziel’s employment was terminable by either party at any time for any reason. Compensation was reviewed annually and was subject to adjustment.

Employment Agreement with Vicki Baue. In February 2007, the Company entered into an amended oral employment agreement with Vicki Baue to serve as our Vice President and General Counsel, Chief Compliance Officer and Chief Legal Officer. Pursuant to the terms of this agreement, as amended, Ms. Baue will receive an annual base salary of $205,000. She will also be eligible to receive an annual performance bonus of up to 30% of her annual base salary based on the attainment of mutually agreed upon performance levels and restricted stock pursuant to the Omnibus Plan. She entered into a confidentiality and non-solicitation agreement that includes customary non-solicitation provisions. Ms. Baue’s employment may be terminated by either party at any time for any reason. Compensation is reviewed annually and may be subject to adjustment.

Employment Agreement with Carin Stutz. On December 12, 2011, we entered into an employment agreement with Carin Stutz to serve as our CEO and President, effective as of January 1, 2012. Pursuant to the terms of her employment agreement, we agreed to pay Ms. Stutz an annual base salary in the gross amount of $460,000. She also had the ability to earn an annual cash incentive (bonus) of up to 100% of her annual base salary based upon the attainment of performance goals established by the Compensation Committee in consultation with Ms. Stutz and up to 50,000 (pre-reverse stock split adjusted) shares of our common stock in the form of restricted stock or restricted stock units. In accordance with the terms of her employment agreement, we granted to Ms. Stutz an initial grant of 1,000,000 (pre-reverse stock split adjusted) restricted shares of our common stock pursuant to the Omnibus Plan, which would vest over time and upon attainment of certain targets.

So long as the time vesting condition had been satisfied, the market vesting condition could have been satisfied at any time provided Ms. Stutz remained employed by the Company through and including the vesting date. Under her employment agreement, Ms. Stutz had agreed to retain, and not to transfer, at least 50% of this restricted stock with respect to which restrictions on transfer, sale or assignment may have lapsed.

Ms. Stutz was further entitled to the standard benefits available to our executive officers generally, including health insurance, life and disability coverage, and participation in our 401(k) Savings Plan. The agreement contained standard confidentiality, non-competition and non-solicitation provisions. Ms. Stutz was also entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with her relocation expenses and sale of her home up to $100,000.

Employment Agreement with John Gohde. In June, 2011, the Company entered into an oral employment agreement with John Gohde to serve as Vice President of Development. Pursuant to the terms of this agreement, we agreed to pay Mr. Gohde an annual base salary of $185,000. He was also eligible to receive an annual performance bonus of up to 30% of his annual base salary based on the attainment of mutually agreed upon performance levels and restricted stock pursuant to the Omnibus Plan. Mr. Gohde entered into a confidentiality and non-solicitation agreement that included customary non-competition and non-solicitation provisions. Compensation was reviewed annually and may have been subject to adjustment.

2013 Grants of Plan Based Awards

The following table provides additional information about stock and stock option awards and non-equity incentive plan awards granted to our named executive officers during the fiscal year ended December 30, 2013.

Grants of Plan-Based Awards (1)
Name	Grant Date	Estimated Potential Pay Out under Non- equity Incentive Plan Awards: Target ($)(2)	Actual Pay Out under Non- equity Incentive Plan Awards: ($) (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock Awards ($)

Stephen Edwards	01/31/2013	—	—	25,000	56,125
	05/08/2013	—	—	8.928	25,000

Carin Stutz		460,000	—	—	—

William Koziel		130,750	25,000	6,250	4,375

Vicki Baue		61,500	25,000	6,250	4,375

John Gohde		54,000	—	—	—

(1)	The stock options were awarded under the Omnibus Plan.

(2)	These amounts reflect the amount of annual cash incentives that could have been awarded to the named executive officers in fiscal 2014 for fiscal 2013 performance.

(3)	Includes annual cash incentives awarded to named executive officers in fiscal 2013 for fiscal 2012 performance. There were no annual cash incentives awarded to named executive officers in fiscal 2014 for fiscal 2013 performance.

(4)	Includes shares (post-reverse stock split adjusted) of common stock that would be issuable upon exercise of stock options that were awarded in March 2013 to named executed officers as long-term equity awards in respect of fiscal year 2012. There were no long-term equity awards to named executive officers in fiscal 2014 for fiscal 2013 performance.

Unless otherwise agreed to by the Compensation Committee, shares of restricted stock granted under the Omnibus Plan generally vest 20% on the grant date and 20% annually thereafter on the next four anniversaries of the grant date, subject to continued employment by the Company. Pursuant to the terms of his employment agreement, the shares of restricted stock granted to Mr. Edwards on January 31, 2013 will vest according to the vesting schedule described under “Executive Officer Agreements”. The shares of restricted stock granted to Grantees of restricted stock under the Omnibus Plan have all of the rights of stockholders with respect to restricted stock voting and dividend rights, subject to the terms of the Omnibus Plan.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information about outstanding equity awards, including the vesting schedules, at December 30, 2013, for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year End
			Option Awards (2)				Stock Awards (3)
Name	Grant Date (1)		Number of Securities Underlying Unexercised Options Exercisable #	Number of Securities Underlying Unexercised Options Unexercisable #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested ($)

Stephen Edwards (4)	1/31/2013		—	—	—	—	—	—

Carin Stutz	—		—	—	—	—	—	—

William Koziel	8/23/2004	(a)	12,500	—	18.80	8/23/2014	—	—
	8/23/2004	(b)	3,745	—	18.80	8/23/2014	—	—
	12/31/2004		3,745	—	24.20	12/31/2014	—	—
	3/19/2013		1,250	5,000	2.80	3/19/2023	—	—
	3/9/2010		—	—	—	—	3,875	6,510
	3/2/2011		—	—	—	—	1,000	1,680

Vicki Baue	10/20/2004		6,250	—	5.20	10/20/2014	—	—
	3/19/2013		1,250	5,000	2.80	3/19/2023	—	—
	3/9/2010		—	—	—	—	1,500	2,520
	3/2/2011		—	—	—	—	500	840

John Gohde	—		—	—	—	—	—	—

(1)	For a better understanding of the information disclosed in this table, we have included an additional column showing the grant date of the stock options and shares of restricted stock or restricted stock units. Future vesting of stock options and shares of restricted stock is contingent upon the employee being continuously employed by the Company through each applicable vesting date (as set forth in the tables below). In accordance with the terms of the plans under which the stock options and shares of restricted stock or restricted stock units were granted, employees forfeit all stock options, restricted stock and restricted stock units previously awarded and remaining unvested on the date of termination of employment.

(2)	Stock options (post-reverse stock split adjusted) become exercisable based upon the following vesting schedules:

Grant Date	Stock Option Vesting Schedules

8/23/2004 (a)	25% on grant date and 25% annually on anniversary of grant date over 3 years
8/23/2004 (b)	20% annually on anniversary of grant date over 5 years
10/20/2004	20% annually on anniversary of grant date over 5 years
12/31/2004	20% on grant date and 20% annually on anniversary of grant date over 4 years
3/19/2013	20% on grant date and 20% annually on anniversary of grant date over 4 years

(3)	Shares (post-reverse stock split adjusted) of restricted stock vest based upon the following vesting schedules:

Grant Date	Restricted Stock Vesting Schedule

3/09/2010	20% on grant date and 20% annually on anniversary of grant date over 4 years
3/02/2011	20% on grant date and 20% annually on anniversary of grant date over 4 years

(4)	On January 31, 2013, Stephen Edwards was granted 25,000 (post-reverse stock split adjusted) shares of restricted common stock, pursuant to his re-appointment as Executive Chairman of the Board. These shares became fully vested during fiscal year 2013 at the rate of 25% on March 31, 2013, 25% on June 30, 2013, 25% on September 30, 2013 and 25% on December 31, 2013.

2013 Stock Vested

The following table provides additional information about the value realized by the named executive officers’ stock awards vesting during the fiscal year ended December 30, 2013. No stock option exercises occurred during fiscal year 2013.

Options Exercised and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Stephen Edwards (2)	—	—	25,000	56,125

Carin Stutz	—	—	—	—

William Koziel	—	—	4,375	14,720

Vicki Baue	—	—	1,750	5,890

John Gohde	—	—	—	—

(1)	The value of these awards has been computed by multiplying the number of shares by the market value of the underlying shares on the vesting date.

(2)	Includes 25,000 (post-reverse stock split adjusted) shares of restricted common stock granted to Stephen Edwards on January 31, 2013, having a fair market of $3.32 per share (post-reverse stock split adjusted) on the award date, representing annual compensation received by Mr. Edwards for fiscal year 2013. Also, includes 8,928 (post-reverse stock split adjusted) shares of restricted stock granted to Mr. Edwards on May 8, 2013, having a fair market value of $2.80 per share (post-reverse stock split adjusted) on the award date, representing annual director stock compensation for the 2013 term.

Pension Benefits

The Company does not offer qualified or non-qualified defined benefit plans to its executive officer or employees.

Non-Qualified Deferred Compensation

The Company does not offer non-qualified defined contribution or other non-qualified deferred compensation plans to its executive officers or employees.

Potential Payments Upon Termination or Change-in-Control

There are potential costs associated with a change in control of the Company or termination of employment of certain named executive officers.

Compensation Arrangements Upon Change-in-Control or Termination Without Cause After Change-in-Control

Upon termination of employment upon a “change in control” or without “cause” after a “change in control” of the Company, severance payments and reimbursement for continuation of medical and health benefits under COBRA may be paid to Ms. Baue, and could have been paid to Mr. Koziel prior to his resignation, in accordance with their “change in control” severance agreements with the Company, as described below.

Solely due to a “change in control” of the Company (whether or not their employment is terminated), all unvested shares of restricted stock and stock options previously awarded to employees (other than Mr. Dourney and Mr. Edwards) would automatically vest.

 The estimated payments and benefits to Ms. Baue, and to Mr. Koziel prior to his resignation, following the termination of their employment upon a “change in control” or without “cause” after a “change in control” of the Company, as determined as of December 30, 2013, are included below in the compensation table captioned “Estimated Benefits Upon or Following a Change in Control”.

Change in Control Defined

Pursuant to the terms of Ms. Baue’s and Mr. Koziel’s Change in Control Severance Agreements, a “change in control” of the Company is generally defined as follows:

The date on which the earlier of the following events occur: (i) either (A) the acquisition by any entity, person or group (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd., Charles G. Phillips, or any entity related to any such party) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act of more than 50% of the outstanding capital stock of Così entitled to vote for the election of directors (“Voting Stock”); or (B) the merger or consolidation of Così with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of Così immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity, and in addition to (A) or (B), (C) as a result of an event described in (A) or (B), the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that “Change in Control” will not include any event described in clauses (i) through (iii) above (A) in which the executive is a member of the acquiring group or an officer or owner of the acquiring entity or (B) if following such event, the executive continues employment as a senior executive of Così.

The estimated payments and benefits to named executive officers upon or following a “change in control” of the Company, as determined as of December 30, 2013, are summarized in the following table.

Estimated Benefits Upon or Following a Change in Control
	Early Vesting of Stock Options (1) (2)		Early Vesting of Shares or Units of Stock (2)		Severance Payments (3)	COBRA (3)
Name	#	($)	#	($)	($)	($)

Stephen Edwards	—	—	—	—	—	—

Carin Stutz	—	—	—	—	—	—

William Koziel (4)	5,000	8,400	4,875	8,190	261,500	19,117

Vicki Baue	5,000	8,400	2,000	3,360	205,000	8,473

John Gohde	—	—	—	—	—	—

(1)	The values in this table are based on the closing price of our stock on December 30, 2013.

(2)	Solely due to a “change in control” of the Company, all unvested shares of restricted stock and unvested stock options previously awarded would automatically vest.

(3)	Severance payments and reimbursement for COBRA premiums would be payable to these named executive officers upon termination of their employment upon a “change in control” or without “cause” following a “change in control”.

(4)	Subsequent to December 30, 2013, Mr. Koziel resigned his employment and all offices and positions with the Company and its affiliates, effective July 11, 2014.

Compensation Arrangements for Termination of Employment Without Cause (other than Change in Control)

Other than as discussed above with respect to a "change in control", the named executive officers are not covered under severance agreements or a general severance plan, and any severance benefits payable to them would be determined by the Compensation Committee in its discretion.

Potential Costs upon Termination for Cause

Upon termination of employment with “cause”, named executive officers would be paid salary and benefits accrued through the effective date of termination, representing earned but unpaid base salary and any accrued but unused vacation, and all unvested shares of restricted stock and stock options previously granted would be forfeited as of the effective date of such termination.

Payments upon Death

Under our benefits program, all of our eligible employees, including the named executive officers, receive basic life insurance in an amount equal to one time their annual base salary up to a maximum amount of $150,000, and they have the option to purchase additional life insurance in an amount that, together with their basic life insurance, does not exceed $500,000.  Under the terms of our restricted stock, stock option or restricted stock unit agreements, typically all unvested shares of restricted stock, stock options and restricted stock units previously granted to employees (other than Mr. Dourney and Mr. Edwards) would automatically fully vest.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 30, 2014, with respect to our equity-based compensation plans under which shares of our common stock may be issued.

Equity Compensation Plan Information (1)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)

Equity compensation plans approved by stockholders	53,514	$12.05	578,416

Equity compensation plans not approved by stockholders	None	None	None

Total	53,514	$12.05	578,416

(1)	The information in this chart is determined as of December 30, 2013.

(2)	The totals in this column reflect outstanding stock options, as the Company has not granted warrants or rights to employees.

(3)	The totals in this column pertain to the Omnibus Plan, which was approved by stockholders and implemented in May 2005 and amended in May 2012. There are no other long-term incentive plans applicable to employees in effect as of March 15, 2012.

TRANSACTIONS WITH RELATED PERSONS

No director, executive officer or stockholder who is known to the Company to own of record or beneficially more than five percent of our common stock, or any member of the immediate family of such director, executive officer or stockholder, has a direct or indirect material interest in any transaction since the beginning of fiscal 2013, or any currently proposed transaction, in which the Company or one of its subsidiaries is a party and the amount involved exceeds $120,000.

The Company has a written policy with respect to the review, approval and ratification of related person transactions. This policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which (i) the aggregate amount involved will or may be expected to exceed $50,000 in any fiscal year; (ii) the Company is a participant and (iii) any “related person” (defined as a director, director nominee, an executive officer or someone who owns more than 5% of our common shares, or an immediate family member of any of the foregoing persons, with certain exceptions) has or will have a direct or indirect interest. Under the policy, our General Counsel will determine whether a transaction meets the definition of a related person transaction that will require review by the Audit Committee. The Audit Committee will review all related person transactions referred to them and, based on the relevant facts and circumstances, will decide whether or not to approve such transactions. Only those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders will be approved. If the Company becomes aware of an existing related person transaction that was not approved under this policy, the matter will be referred to the Audit Committee, and the Audit Committee will evaluate all options available, including ratification, amendment or termination of the transaction.

The Company has determined that, under the policy, the following types of transactions will be deemed to be pre-approved: (i) employment of an executive officer if the related compensation is required to be reported in our proxy statement; (ii) employment of an executive officer if he or she is not an immediate family member of another executive officer or director of the Company, the related compensation would have been reported in our proxy statement if he or she was a “named executive officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation; (iii) compensation paid to a director if the compensation is required to be reported in our proxy statement; (iv) any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis; (v) any transaction involving competitive bids; (vi) any transaction in which the rates or charges incurred are subject to governmental regulation and (vii) any transaction involving bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Our executive management team approved the above policy in April 2007. Although not previously set forth in a written policy, the Company has followed the above approval procedures when considering all related person transactions in the past.

INDEMNIFICATION

We indemnify our directors and elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their services to the Company. This indemnification is required under our By-laws, and we have also entered into indemnification agreements with those individuals contractually obligating us to provide this indemnification to them.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and 10% stockholders to file reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities with the SEC and The NASDAQ Global Market. Directors, executive officers, and 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to it, the Company believes that during fiscal 2013, its directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, other than with respect to the Form 4s filed on behalf of Messrs. Demilio, Edwards, Merritt, O’Donnell and Okamoto on December 31, 2014 (each for one transaction).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee makes all compensation decisions required to be made by the Compensation Committee pursuant to the Compensation Committee’s Charter. The current members of the Compensation Committee are Mr. Demilio, as Chairman, and Ms. Birch. None of the Compensation Committee members has served as an officer or employee of the Compensation Committee, except that Mark Demilio served as Interim CEO of the Company from August 29, 2011, to December 31, 2011. Based upon review of the NASDAQ “independence standards”, the other independent directors of the Board unanimously determined Mark Demilio to be “independent” in March 2014. No interlocking relationship exists between our Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

II.    PROPOSAL NUMBER TWO - RATIFICATION OF AUDITORS

The Board has appointed the firm of BDO USA, LLP to be our independent registered public accounting firm for the fiscal year ending December 29, 2014, and recommends to stockholders that they vote for ratification of that appointment.

BDO USA, LLP has served in this capacity since August 11, 2004. A representative of BDO USA, LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions.

The appointment of the independent registered public accounting firm is approved annually by the Audit Committee and subsequently submitted to the stockholders for ratification. The Audit Committee reviews and approves in advance the scope of the audit, the types of non-audit services that Così will need, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that these services will not impair the independence of the accountants.

Before making its recommendation to the Board for appointment of BDO USA, LLP, the Audit Committee carefully considered that firm’s qualifications as our independent registered public accounting firm, which included a review of BDO USA, LLP’s performance in the prior year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed its satisfaction with BDO USA, LLP in these respects.

The Company is asking its stockholders to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2014. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of BDO USA, LLP to stockholders for ratification because the Company values its stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If ratification is not obtained, the Audit Committee intends to continue the engagement of BDO USA, LLP at least through the end of the 2014 fiscal year but will consider whether it is appropriate to select a different independent registered public accounting firm in the future. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Our Board recommends a vote FOR ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2014.

INDEPENDENT AUDITORS

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services rendered by BDO USA, LLP in fiscal years 2013 and 2012. Other than as set forth below, no professional services were rendered or fees billed by BDO USA, LLP during fiscal years 2013 and 2012.

BDO USA, LLP
	FY 2013 Total	FY 2012 Total
Audit Fees (1)	$244,000	$252,000

Audit-Related Fees (2)	$13,560	$13,375

Tax Fees (3)	$49,000	$49,000

All Other Fees	—	—

TOTAL	$306,550	$314,387

(1)	Audit fees consist of professional services rendered for the audit of our consolidated annual financial statements and the reviews of our quarterly financial statements. This category also includes fees for work related to the requirements of Section 404 of the Sarbanes Oxley Act, review of the Annual Franchise Disclosure Document in connection with state franchise registrations, and the issuance of comfort letters, consents, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of professional services rendered for the audit of our 401(k) plan.

(3)	Tax fees consist of fees for professional services rendered to the Company for tax compliance, tax advice and tax planning, including a study relating to Section 382 of the Internal Revenue Code of 1986, as amended, with respect to the availability of certain tax benefits.

Pre-Approved Services

Consistent with SEC policies regarding auditor independence, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit, internal-control related and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, internal-control related services, tax services and other services.

Prior to engagement of the independent registered public accounting firm, the Committee shall pre-approve all audit services and all permitted non-audit services (including the estimated fees), except those excluded from requiring pre-approval based upon the de minimus exception set forth in Section 10A(i)(1)(b) of the Exchange Act. The Audit Committee also specifically pre-approves any engagement of the independent registered public accounting firm to provide internal-control related services and other services.

Prior to engaging BDO USA, LLP to render the above services, and pursuant to its charter, the Audit Committee approved the engagement for each of the above services and determined that the provision of such services by the independent registered public accounting firm was compatible with the maintenance of BDO USA, LLP’s independence in the conduct of its auditing services.

The Audit Committee will use the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit Services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-Related Services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax Services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.	Other Services are those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III.	PROPOSAL NUMBER THREE — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) requires reporting companies to provide their stockholders with the opportunity to vote, in an advisory capacity, on the compensation of their named executive officers. This requirement is commonly known as a “say on pay” vote.

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers for the fiscal year ended December 30, 2013, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. Stockholders are urged to read the Compensation Discussion and Analysis set forth in this Proxy Statement, which discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our five most highly-compensated executive officers in fiscal year 2013.

Stockholders will be asked to cast a vote to approve, on an advisory basis, our executive compensation program through the following resolution:

RESOLVED, that the stockholders of Cosi, Inc. approve, on an advisory basis, the compensation of the named executive officers of Cosi, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in the Cosi, Inc. 2014 Annual Meeting proxy statement.

The “say on pay” vote is advisory only, meaning that it is non-binding on the Company. However, as a matter of good corporate governance and in compliance with Dodd-Frank, our Board and Compensation Committee will carefully consider the voting results of this proposal in determining the future compensation of our named executive officers.

Our Board recommends a vote FOR the approval of the compensation of our named executive officers.

IV.	PROPOSAL NUMBER THREE – APPROVAL OF THE AMENDED AND RESTATED COSI, INC. 2005 OMNIBUS LONG-TERM INCENTIVE PLAN

General

The Company currently maintains the Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan, as amended (the “2005 Plan”), under which 1,300,000 (post-reverse stock split adjusted) shares are reserved for issuance. As of July 7, 2014, a total of approximately 155,613 shares remain available for award under the 2005 Plan. The 2005 Plan is scheduled to expire on May 2, 2015. Subject to the approval of the stockholders at the Annual Meeting, the 2005 Plan will be amended by the Amended and Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan (the “Amended & Restated Omnibus Plan”). The Amended & Restated Omnibus Plan would become effective as of August 26, 2014, would increase the number of shares available for issuance by 1,500,000 shares, and would extend the term for a period of 10 years. The purpose of the Amended & Restated Omnibus Plan is to attract and retain qualified individuals and to align their interests with those of stockholders by providing certain employees of the Company and its affiliates and members of the Board with the opportunity to receive stock-based and other long-term incentive grants. The Amended & Restated Omnibus Plan contemplates the issuance of stock options, restricted stock, restricted stock units, stock appreciation rights, and any other stock award that may be payable in shares, cash, other securities or any other form of property as may be determined by the Compensation Committee.

Approximately 155,613 shares are unissued but reserved under the 2005 Plan, and an additional 1,500,000 shares of common stock will be reserved pursuant to the Amended & Restated Omnibus Plan. With the additional 1,500,000 shares, the maximum number of shares available for issuance under the Amended & Restated Omnibus Plan will be 2,800,000, including both 1,144,387 shares previously issued and 1,655,613 shares unissued but reserved for issuance. If the Amended & Restated Omnibus Plan is not approved by the stockholders, then the Company will retain its ability to issue the approximately 155,613 unissued but reserved shares under the 2005 Plan.

Description of the Amended & Restated Omnibus Plan

Stockholders are encouraged to review the Amended & Restated Omnibus Plan carefully. The summary of material terms of the Amended & Restated Omnibus Plan is qualified in its entirety by reference to the full text of the Amended & Restated Omnibus Plan, a copy of which is attached hereto as Exhibit B.

The Amended & Restated Omnibus Plan provides for the grant of (i) non-qualified stock options, (ii) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock (“Restricted Stock”), (v) restricted stock units (“Restricted Stock Units”), and (v) any other stock award which may be payable in shares, cash, other securities or any other form of property as may be determined by the Compensation Committee or such other committee comprised of independent directors of the Company.

Subject to the express provisions of the Amended & Restated Omnibus Plan, the Compensation Committee of the Board of Directors has full discretion to interpret the Amended & Restated Omnibus Plan. In so doing, the Compensation Committee has the authority to:

•	determine the eligible persons to whom, and the time or times at which, awards shall be granted;

•	determine the types of awards to be granted;

•	determine the number of shares to be covered by, or used for reference purposes, for each award;

•	impose terms, limitations, restrictions and conditions on any award as deemed appropriate; and

•	adjust the number of and type of shares available for awards under the Amended & Restated Omnibus Plan, the number and type of shares subject to outstanding awards, and the exercise price with respect to any award in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of shares or other securities of the Company, or similar corporate transaction (each a “corporate transaction”); provided, however, that any fractional shares resulting from any such adjustment shall be rounded to the nearest whole number;

•	to prescribe, amend and rescind rules and regulations relating to the Amended & Restated Omnibus Plan;

•	to use such objective or subjective factors as it determines to be appropriate, in its sole discretion; and

•	to make all other determinations deemed necessary or advisable for the administration of the Amended & Restated Omnibus Plan.

The determinations of the Compensation Committee pursuant to its authority under the Amended & Restated Omnibus Plan will be conclusive and binding.

Performance-Based Awards (Code Section 162(m) Provisions)

All awards that the Compensation Committee intends to constitute performance-based compensation under the Amended & Restated Omnibus Plan shall comply with the requirements of Section 162(m) of the Code and shall be made in accordance with Section 7 of the Amended & Restated Omnibus Plan. Accordingly:

•	The Compensation Committee may specify in writing the terms and conditions applicable to performance-based awards, including performance criteria, Performance Measures (as defined below), and how any performance measures are to be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances or to exclude the effects of extraordinary, unusual or non-recurring items; provided however, that no such adjustment will be made if the effect of such adjustment would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

•	“Performance Measures” shall mean any of the following performance criteria, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Compensation Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; delivery performance; safety record; stock price; and total shareholder return. Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. The Compensation Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Compensation Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause the award to fail to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.

•	No participant will receive such an award or awards having an aggregate Option/ SAR Value, Performance Share Value, and Performance Unit Value (each as hereinafter defined) of greater than the larger of $3,000,000 or the fair market value of 400,000 shares for any fiscal year of the Company (the “Self-Adjusting Cap”), where:

(i)	the Option/ SAR Value means the fair market value of the number of shares underlying an award of options in any fiscal year of the Company or the fair market value of a number of shares equal to the number of SARs awarded in any fiscal year of the Company, with such fair market value determined as of the date of grant of each award, multiplied by 50%;

(ii)	the Performance Share Value means the fair market value, as of the date of grant of each such award, of the maximum number of shares that the participant could receive from an award of performance shares granted in the fiscal year; provided, however, that such number of shares shall be divided by the number of full fiscal years of the Company contained in the performance period of a particular award, and provided further, that if any other awards of performance shares are outstanding for such participant for a given fiscal year, the Performance Share Value shall be increased for each such given fiscal year by the fair market value of shares that could be received by the participant under all such other Awards calculated on the date each such Award was granted, divided, for each such Award, by the number of full fiscal years of the Company contained in the performance period of each such outstanding award; or

(iii)
the Performance Unit Value shall mean the maximum dollar value that the participant could receive from an award of performance units granted in the fiscal year; provided, however, that such amount shall be divided by the number of full fiscal years of the Company contained in the performance period of a particular award, and provided further, that if any other awards of performance units are outstanding for such participant for a fiscal year, the Performance Unit Value shall be increased for each such given fiscal year by the amount that could be received by the participant under all such other awards, divided, for each such award, by the number of full fiscal years of the Company contained in the performance period of each such outstanding award.

•	The grant of any shares or cash shall be subject to the attainment of performance goals for the performance period. The performance goals shall be established within 90 days following commencement of the applicable performance period, or such earlier time as prescribed by Section 162(m) of the Code or regulations thereunder, and a schedule detailing the total amount which may be available for payout based upon the relative level of attainment of the performance goals.

•	The Compensation Committee may, in its discretion, reduce the amount of any performance-based award on criteria as determined by the Compensation Committee. However, the Compensation Committee may not increase the amount of any performance-based award or waive the achievement of the applicable performance goals, except as the Compensation Committee may provide in the award agreement for such particular award for certain events, including but not limited to death, disability, or a change in ownership or control of the Company.

•	Prior to the payment of any performance-based award, the Compensation Committee shall verify in writing as prescribed by Section 162(m) of the Code or the regulations thereunder that the applicable performance goals were achieved.

Non-Qualified Stock Options (“NQSOs”)

The terms of a NQSO, including duration, vesting and exercise price, shall be determined at the time of grant, provided that the purchase price shall not be less than 100% of the fair market value on the date of grant.

Incentive Stock Options (“ISOs”)

Options intended to qualify as ISOs under Section 422 of the Code must have an exercise price at least equal to fair market value on the date of grant. ISOs may not be exercisable more than 10 years from the date the option is granted. If any of the Company’s employees, or those of its subsidiaries, owns or is deemed to own at the date of grant shares of stock representing in excess of 10% of the combined voting power of all classes of the Company’s stock, the exercise price for the ISOs granted to that employee may not be less than 110% of the fair market value of the underlying shares on that date and the option may not be exercisable more than five years from the date the option is granted.

Modifications or Termination of the Amended & Restated Omnibus Plan

Subject to the approval of the Board of Directors, where required, the Compensation Committee may alter, amend, suspend or terminate the Amended & Restated Omnibus Plan in whole or in part; provided, however, that no action shall be taken by the Board of Directors or the Compensation Committee without the approval of stockholders that would:

•	increase the maximum number of shares that may be issued under the Amended & Restated Omnibus Plan, except as permitted with respect to a corporate transaction as described under Section 5(g) of the Amended & Restated Omnibus Plan;

•	increase the limits applicable to awards under the Amended & Restated Omnibus Plan, except with respect to a corporate transaction as described under Section 5(g) and with respect to the Self-Adjusting Cap;

•	allow for an exercise price below the fair market value of shares on the date of grant of an option or SAR, unless such option or SAR is granted pursuant to an assumption or substitution of another option or stock appreciation right in a manner that satisfies the requirements of Section 424(a) of the Code;

•	permit re-pricing of any outstanding option or SAR, except that this restriction shall not apply to the options or SARs granted pursuant to an assumption or substitution of another option or stock appreciation right in a manner that satisfies the requirements of Section 424(a) of the Code or to an adjustment made in connection with a corporate transaction as described under Section 5(g) of the Amended & Restated Omnibus Plan; or

•	require approval of the Company’s stockholders under any applicable law, regulation or rule.

Notwithstanding the foregoing, no amendment of the Amended & Restated Omnibus Plan shall, without the written consent of the applicable participant, terminate or adversely affect any right or obligation under an award previously granted under the Amended & Restated Omnibus Plan.

Certain Federal Income Tax Consequences

The following discussion is based on the Code and applicable regulations thereunder in effect on the date hereof. Any subsequent changes in the Code or such regulations may affect the accuracy of this discussion. In addition, this discussion does not consider any state, local or foreign tax consequences or any circumstances that are unique to a particular participant that may affect the accuracy or applicability of this discussion.

Non-Qualified Stock Options

The grant of an NQSO will not result in taxable income to the grantee or an income tax deduction to the Company. The holder of an NQSO generally recognizes ordinary compensation income at the time the NQSO is exercised in an amount equal to the excess of the fair market value of the shares of common stock acquired over the exercise price of the option. The Company is generally entitled to a corresponding deduction at that time for the amount of compensation income includible in the grantee’s income. In the case of an employee exercising an NQSO, the amount of compensation income is subject to income tax withholding, and the Compensation Committee may require that an amount equal to the tax required to be withheld on exercise be remitted to the Company in addition to the option exercise price. The grantee’s basis in the shares acquired upon exercise of an NQSO is equal to the sum of (i) the exercise price paid for the common stock, plus (ii) the amount included in the grantee’s income upon exercise (this sum will generally be equal to the fair market value of the shares of common stock on the date of exercise of the NQSO). Any further gain (or loss) upon subsequent disposition of the shares will be capital gain (or loss) and will be long-term or short-term depending upon the amount of time the shares were held following exercise.

Incentive Stock Options

Neither the grant nor the exercise of an ISO will result in taxable income to the employee or a deduction to the Company. However, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price paid constitutes an item of adjustment that must be taken into account in determining the employee’s alternative minimum taxable income.

If the employee holds the shares acquired upon exercise of an ISO until the later of two years after grant of the ISO or one year after exercise, and if he or she has been an employee of the Company or a subsidiary at all times from the date of grant of the ISO until the date three-months before the date of exercise, then any gain (or loss) realized by the employee on a subsequent disposition of the shares will be long-term capital gain (or loss). However, if the employee disposes of the shares acquired upon exercise of an ISO during the two-year period following grant of the ISO or the one-year period following exercise, the employee is generally required to recognize, as ordinary income for the year in which the disposition occurred, the amount by which the fair market value of the shares on the date of exercise of the ISO exceeds the exercise price paid, and the Company will be entitled to a corresponding compensation deduction for such year. In the case of such a disposition, the employee’s basis in the shares disposed of is equal to the sum of the exercise price paid and the amount includible in his or her income as compensation.

Stock Appreciation Rights (“SARs”)

The grant of an SAR does not result in taxable income to the grantee or a deduction by the Company. Upon the exercise of an SAR, the grantee recognizes compensation income equal to the amount of cash, plus the fair market value of common stock or other property received, and the Company is entitled to a compensation deduction in a like amount.

Restricted Stock

The grant of Restricted Stock does not result in taxable income to the grantee or a deduction to the Company provided that the Restricted Stock is subject to substantial risk of forfeiture. Upon vesting of Restricted Stock (i.e., at such time as the Restricted Stock is no longer subject to substantial risk of forfeiture), the grantee recognizes compensation income equal to the then-current fair market value of common stock received, and the Company is entitled to a compensation deduction in a like amount (subject to any limitations under Section 162(m) of the Code).

Restricted Stock Units

The grant of Restricted Stock Units does not result in taxable income to the grantee or a deduction to the Company provided that the Restricted Stock Units are subject to substantial risk of forfeiture. Upon payout of the Restricted Stock Units, or at such time as the Restricted Stock Units are no longer subject to substantial risk of forfeiture if such event occurs prior to payout (unless such payout was deferred under Section 409A of the Code), the grantee recognizes compensation income equal to the amount of cash, plus the fair market value of common stock or other property received, and the Company is entitled to a compensation deduction in a like amount.

Limitations on Company Deductions; Parachute Payments

Under Section 162(m) of the Code, the Company’s deduction for certain payments of compensation to executive officers named in the “Summary Compensation Table” is subject to a $1,000,000 limitation. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

In addition, under certain circumstances, payments of compensation (including the value of the acceleration of the exercisability of options or SARs) in connection with a “change in control” of the Company could be deemed to be “excess parachute payments” for purposes of Sections 280G and 4999 of the Code. To the extent that payments are so considered, the Company is denied a deduction for the amount of the “excess parachute payment”, and the recipient is subject to a nondeductible 20% excise tax upon such amounts.

Future Plan Benefits

All awards to employees will be granted at the discretion of the Compensation Committee and are thus not determinable.

The Board recommends a vote “FOR” approval of the Amended and Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan.

OTHER MATTERS

Our Board does not intend to bring any other business before the meeting, and as far as is known by the Board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s Annual Report, which incorporates its Form 10-K for the fiscal year ended December 30, 2013, including audited financial statements set forth therein, was sent to all stockholders of the Company along with this Proxy Statement.

SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Company's Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. the Company may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners. All of the costs of solicitation of proxies will be paid by the Company.

STOCKHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

In accordance with the rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with our 2015 Annual Meeting of Stockholders must submit such proposal to the Company no later than March 23, 2015.

In addition, the Company's By-laws have an advance notice procedure for stockholders to bring business before an Annual Meeting of Stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at the 2015 Annual Meeting of Stockholders must deliver a written notice of the proposal, together with certain specified information relating to such stockholder’s stock ownership and identity, to the Company's Secretary not earlier than March 29, 2015, nor later than April 28, 2015. However, in the event that the 2015 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2014 Annual Meeting, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2015 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2015 Annual Meeting of Stockholders was made, whichever first occurs. If the Company does not receive timely notice, the proxy holders will vote on the matter, if presented at the meeting, in their discretion.

By order of the Board of Directors,

Stephen Edwards
Chairman of the Board

Dated: July 16, 2014.

EXHIBIT A

COSÌ, INC.
BOARD OF DIRECTOR CANDIDATE GUIDELINES

The Nominating/Corporate Governance Committee of Così, Inc. (“Corporation”) identifies, evaluates and recommends candidates to become members of the Board of Directors (“Board”) with the goal of creating a balance of knowledge, experience and diversity. Stockholders may also recommend candidates to the Nominating/Corporate Governance in accordance with the procedure set forth in the Nominating/Corporate Governance Committee Charter. Candidates are reviewed in the context of current composition of the Board, the operating requirements of the Corporation and the long-term interests of the Corporation’s stockholders and are evaluated for their character, judgment, business experience and acumen. In conducting this assessment, the Committee will consider and evaluate director-candidates based upon the following factors:

•	Candidates must be independent pursuant to the requirements of the National Association of Security Dealers (“NASD”).

•	Candidates should be at least 21 years of age.

•	Candidates should be accomplished in their respective fields and have reputations, both personal and professional, that are consistent with the image and reputation of the Corporation.

•	Candidates should be ethical individuals of proven judgment and competence, possessing professional experience and skills that are complementary to the needs of the Corporation.

•	Candidates should have the ability to read and understand basic financial statements. The Nominating/Governance Committee will also determine if any of the candidates satisfy the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

•	Candidates should have knowledge of the Corporation and issues affecting the Corporation.

•	Candidates should be committed to enhancing stockholder value.

•	Candidates should understand, or have the capacity to understand, fully the legal responsibilities of a director and the governance processes of a public company.

•	Candidates should have demonstrated the ability and be willing to apply sound, objective and independent business judgment, and to assume broad, fiduciary responsibility.

•	Candidates should have, and be willing to devote sufficient time to fulfill their obligations to the Corporation and its stockholders.

•	Candidates should not have any prohibitive interlocking relationships or conflicts of interest.

•	Candidates should be able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Corporation.
A-1

EXHIBIT B

AMENDED AND RESTATED
COSI, INC. 2005 OMNIBUS LONG-TERM INCENTIVE PLAN

COSI, INC. 2005 OMNIBUS LONG-TERM INCENTIVE PLAN INITIALLY ADOPTED
BY THE BOARD OF DIRECTORS AND APPROVED BY STOCKHOLDERS ON
MAY 2, 2005, AS AMENDED AND APPROVED BY STOCKHOLDERS ON MAY 29, 2012

AMENDMENT AND RESTATEMENT OF COSI, INC. 2005 OMNIBUS LONG-TERM INCENTIVE PLAN ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 31, 2014, AND APPROVED BY STOCKHOLDERS ON AUGUST 26, 2014

SECTION 1. PURPOSE; AMENDMENT AND RESTATEMENT:  The Plan (as hereinafter defined) amends and restates the Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan, as amended on May 29, 2012 (the “Prior Plan”).  All outstanding awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan.  All Awards granted subsequent to the effective date of this Plan shall be subject to the terms of this Plan.  The purpose of the Plan and the Prior Plan is to provide certain employees of Cosi, Inc. and its Affiliates (as hereinafter defined) and members of the Board (as hereinafter defined) with the opportunity to receive stock-based and other long-term incentive grants in order to attract and retain qualified individuals and to align their interests with those of stockholders.

SECTION 2. EFFECTIVE DATE: This Plan will become effective as of August 26, 2014, subject to the approval of the stockholders at the Annual Meeting to be held on August 26, 2014. Unless sooner terminated as provided herein, the Plan shall terminate ten years from August 26, 2014. After the Plan is terminated, no future Awards may be granted under the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions.

SECTION 3. DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a)	“Affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(b)	“Award” shall mean a grant of an Option, SAR, Restricted Stock Award, Performance Award, or Other Stock Award pursuant to the Plan, which may, as determined by the Committee, be in lieu of other compensation owed to a Participant.

(c)	“Award Agreement” shall mean an agreement, either in written or electronic format, in such form and with such terms and conditions as may be specified by the Committee, which evidences the terms and conditions of an Award.

(d)	“Board of Directors” or “Board” shall mean the board of directors of the Company.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(f)	“Committee” shall mean the Compensation Committee or such other committee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code, directors meeting the independence requirements under NASDAQ Listing Rule 5605(a)(2), and “non-employee directors” within the meaning of Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, or any such successor provision thereto.

(g)	“Company” shall mean Cosi, Inc., a Delaware corporation.

(h)	“Eligible Employee” shall mean an employee of the Company or any Affiliate.

(i)	“Exercise Price” shall mean an amount, as determined by the Committee, at which an Option or SAR can be exercised by a Participant, which amount shall not be less than the Fair Market Value of a Share on the date such Award is granted, unless such Option or SAR is granted pursuant to an assumption or substitution of another option or stock appreciation right in a manner that satisfies the requirements of Section 424(a) of the Code.

(j)	“Fair Market Value” shall mean, unless otherwise determined by the Committee, the closing stock price for a Share as reported on a national securities exchange if the Shares are then being traded on such an exchange. If no closing price was reported for such date, the closing price on the last preceding day on which such a price was reported shall be used.

(k)	“Incentive Stock Option” shall mean an Option which is intended to meet the requirements set forth in Section 422 of the Code and which only Eligible Employees are eligible to receive.

(l)	“Nonqualified Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

(m)	“Option” shall mean the right to purchase a Share granted pursuant to Section 8, which may take the form of either an Incentive Stock Option or a Nonqualified Stock Option.

(n)	“Other Stock Award” shall mean an Award of Shares or Awards that are valued in whole or in part, or that are otherwise based on, Shares, including but not limited to dividend equivalents or amounts which are equivalent to all or a portion of any federal, state, local, domestic, or foreign taxes relating to an Award, which may be payable in Shares, cash, other securities, or any other form of property as the Committee shall determine, subject to the terms and conditions set forth by the Committee and granted pursuant to Section 12.

(o)	“Participant” shall mean an Eligible Employee or member of the Board selected by the Committee to receive Awards under the Plan.

(p)	“Performance Awards” shall mean Awards of Performance Shares or Performance Units.

(q)	“Performance Goal(s)” shall mean the level or levels of Performance Measures established by the Committee pursuant to Section 7.

(r)	“Performance Measures” shall mean any of the following performance criteria, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; delivery performance; safety record; stock price; and total shareholder return. Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. The Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause the Award to fail to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.

(s)	“Performance Period” shall mean a period established by the Committee pursuant to Section 7 end of which one or more Performance Goals are to be measured.

(t)	“Performance Share” shall mean an Award denominated in Shares, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(u)	“Performance Unit” shall mean an Award denominated in units having a value in dollars or such other currency, as determined by the Committee, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(v)	“Plan” shall mean the Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan, as amended and restated.

(w)	“Restricted Stock” shall mean an Award of Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(x)	“Restricted Stock Award” shall mean an Award consisting of Restricted Stock or Restricted Stock Units.

(y)	“Restricted Stock Unit” shall mean an Award consisting of a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash or Shares, and representing an unfunded and unsecured obligation of the Company, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(z)	“Shares” shall mean shares of common stock, $0.01 par value, of the Company.

(aa)
“Stock Appreciation Right” or “SAR” shall mean an Award, which represents the right to receive the difference between the Fair Market Value of a Share on the date of exercise and an Exercise Price, payable in cash or Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 9.

SECTION 4. ADMINISTRATION: Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding. The Committee may delegate to one or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to grant Awards to employees who are not officers or members of the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

SECTION 5. SHARES AVAILABLE FOR AWARDS

(a)	Subject to adjustment as provided in Section 5(g), the maximum number of Shares available for issuance under the Plan shall be 2,800,000.

(b)	If any Shares are subject to an Award that is forfeited, settled in cash, expires, or is otherwise terminated without the issuance of Shares, such Shares shall again be available for Awards under the Plan. Any Shares that are tendered by the Participant or retained by the Company as full or partial payment to the Company for the purchase of an Award or to satisfy tax withholding obligations in connection with an Award shall be available for Awards under the Plan. Upon payment of Shares upon the exercise of a SAR, the number of Shares available for issuance under the Plan shall be reduced only by the number of actual Shares issued in such payment.

(c)	Unless otherwise determined by the Committee, Awards that are designed to operate in tandem with other Awards shall not be counted against the maximum number of Shares available under Section 5(a) in order to avoid double counting.

(d)	Notwithstanding the foregoing, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate number of Shares stated in Section 5(a), subject to adjustment as provided in Section 5(g) to the extent that such adjustment does not affect the ability to grant or the qualification of Incentive Stock Options under the Plan.

(e)	Subject to adjustment as provided in Section 5(g), the maximum number of Shares under the Plan that are available for Awards other than Options and SARs shall be 2,800,000.

(f)	Any Shares issued under the Plan shall consist, in whole or in part, of authorized and unissued Shares, Shares purchased in the open market or otherwise, Shares in treasury, or any combination thereof, as the Committee or, as appropriate, the Board may determine.

(g)	In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or similar corporate transaction, as determined by the Committee, the Committee shall, in such manner as it may deem equitable and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the number and type of Shares available for Awards under the Plan, the number and type of Shares subject to outstanding Awards, and the Exercise Price with respect to any Award; provided, however, that any fractional Share resulting from an adjustment pursuant to this Section 5(g) shall be rounded to the nearest whole number.

SECTION 6. ELIGIBILITY: The Committee from time to time may designate which Eligible Employees and members of the Board shall become Participants under the Plan.

SECTION 7. CODE SECTION 162(m) PROVISIONS

(a)	Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is made to a Participant that such Participant is or may be for the tax year in which the Company would claim a tax deduction in connection with the Award, a Covered Employee (as that term is defined in Section 162(m) of the Code), the Committee may provide, in writing, that this Section 7 is applicable to such Award under such terms and conditions as the Committee may specify.

(b)	Notwithstanding any other provision of the Plan other than Section 5(g), if the Committee provides that this Section 7 is applicable to a particular Award, no Participant shall receive such an Award or Awards having an aggregate Option/SAR Value, Performance Share Value, and Performance Unit Value (as hereinafter defined) of greater than the larger of $3,000,000 or the Fair Market Value of 400,000 Shares for any fiscal year of the Company, where: (i) the Option/SAR Value shall mean the Fair Market Value of the number of Shares underlying an Award of Options in any fiscal year of the Company or the Fair Market Value of a number of Shares equal to the number of SARs awarded in any fiscal year of the Company, with such Fair Market Value determined as of the date of grant of each Award, multiplied by 50%; (ii) the Performance Share Value shall mean the Fair Market Value, as of the date of grant of each such Award, of the maximum number of Shares that the Participant could receive from an Award of Performance Shares granted in the fiscal year; provided, however, that such number of Shares shall be divided by the number of full fiscal years of the Company contained in the Performance Period of a particular Award, and provided further, that if any other Awards of Performance Shares are outstanding for such Participant for a given fiscal year, the Performance Share Value shall be increased for each such given fiscal year by the Fair Market Value of Shares that could be received by the Participant under all such other Awards calculated on the date each such Award was granted, divided, for each such Award, by the number of full fiscal years of the Company contained in the Performance Period of each such outstanding Award; or (iii) the Performance Unit Value shall mean the maximum dollar value that the Participant could receive from an Award of Performance Units granted in the fiscal year, provided, however, that such amount shall be divided by the number of full fiscal years of the Company contained in the Performance Period of a particular Award, and provided further, that if any other Awards of Performance Units are outstanding for such Participant for a given fiscal year, the Performance Unit Value shall be increased for each such given fiscal year by the amount that could be received by the Participant under all such other Awards, divided, for each such Award, by the number of full fiscal years of the Company contained in the Performance Period of each such outstanding Award; provided, however, that the limitations set forth in this Section 7(b) shall be subject to adjustment under Section 5(g) of the Plan only to the extent that such adjustment does not affect the status of any Award intended under this Section 7 to qualify as “performance based compensation” under Section 162(m) of the Code. If an Option is granted in tandem with a SAR, such that exercise of the Option or SAR with respect to one Share cancels the tandem Option or SAR, respectively, with respect to such Share, the tandem Option and SAR with respect to such Share shall be counted as covering only one Share for purposes of applying the limitation set forth in this Section 7(b).

(c)	If an Award is subject to this Section 7, the grant of any Shares or cash shall be subject to the attainment of Performance Goals for the Performance Period. The Committee shall establish the Performance Goals within 90 days following the commencement of the applicable Performance Period, or such earlier time as prescribed by Section 162(m) of the Code or regulations thereunder, and a schedule detailing the total amount which may be available for payout based upon the relative level of attainment of the Performance Goals.

(d)	The Committee may, in its discretion, reduce the amount of any Award subject to this Section 7 based on such criteria as it shall determine. However, the Committee may not increase the amounts payable pursuant to any Award subject to this Section 7 or waive the achievement of the applicable Performance Goals, except as the Committee may provide in a particular Award’s Award Agreement for certain events, including but not limited to death, disability, or a change in ownership or control of the Company.

(e)	Prior to the payment of any Award subject to this Section 7, the Committee shall verify in writing as prescribed by Section 162(m) of the Code or the regulations thereunder that the applicable Performance Goals were achieved.

(f)	The Committee shall have the authority to impose such other restrictions on Awards subject to this Section 7 as it may deem necessary or appropriate to ensure that such Awards meet the requirements for “performance based compensation” under Section 162(m) of the Code.

SECTION 8. OPTIONS: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Options on such terms and conditions as the Committee may prescribe in such Option’s Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; method of payment of the Exercise Price; treatment upon termination of employment; and other terms and conditions that the Committee may deem appropriate.

SECTION 9. STOCK APPRECIATION RIGHT: Subject to the terms and conditions of the Plan, the Committee may grant to Participants SARs on such terms and conditions as the Committee may prescribe in such SAR’s Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; form of payment; treatment upon termination of employment; and other terms and conditions that the Committee may deem appropriate.

SECTION 10. RESTRICTED STOCK AWARD: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Restricted Stock Awards on such terms and conditions as the Committee may prescribe in such Restricted Stock Award’s Award Agreement, including, but not limited to, the vesting schedule; purchase price, if any; deferrals allowed or required; treatment upon termination of employment; and other terms and conditions that the Committee may deem appropriate.

SECTION 11. PERFORMANCE AWARDS: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Performance Awards on such terms and conditions as the Committee may prescribe in such Performance Award’s Award Agreement, including, but not limited to, the performance period; performance criteria; treatment upon termination of employment; and other terms and conditions that the Committee may deem appropriate.

SECTION 12. OTHER STOCK AWARDS: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Other Stock Awards on such terms and conditions as the Committee may prescribe in such Other Stock Award’s Award Agreement, including, but not limited to, the vesting schedule, if any; purchase price, if any; deferrals allowed or required; treatment upon termination of employment; and other terms and conditions that the Committee may deem appropriate.

SECTION 13. PROHIBITION ON REPRICING: The Committee shall not reduce the Exercise Price of any outstanding Option or SAR, whether through amendment, cancellation, replacement, or any other means, without the approval of stockholders. This Section 13 shall not be construed to apply: (i) to the Options or SARs granted pursuant to an assumption or substitution of another option in a manner that satisfies the requirements of Section 424(a) of the Code; or (ii) to an adjustment made pursuant to Section 5(g) of the Plan.

SECTION 14. WITHHOLDING: The Committee may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state, local, domestic, or foreign, to withhold in connection with the grant, exercise, payment, or removal of restrictions of an Award, including, but not limited to, requiring the Participant to remit to the Company an amount sufficient to satisfy such withholding requirements in cash or Shares or withholding cash or Shares due or to become due with respect to the Award at issue.

SECTION 15. POSTPONEMENT OF ISSUANCE AND DELIVERY: The issuance and delivery of any Shares under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under any applicable listing requirement of any national securities exchange or any law or regulation applicable to the issuance and delivery of Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or regulation of any governmental authority or any national securities exchange.

SECTION 16. NO RIGHT TO AWARDS: No employee or member of the Board shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of employees or members of the Board under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

SECTION 17. NO RIGHT TO EMPLOYMENT OR DIRECTORSHIP: The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or an Affiliate or any right to remain as a member of the Board, as the case may be. The Company may at any time terminate an employee’s employment or remove a member of the Board free from any liability or any claim under the Plan, unless otherwise provided in the Plan or an Award Agreement.

SECTION 18. NO RIGHTS AS A SHAREHOLDER: A Participant shall have no rights as a shareholder with respect to any Shares covered by an Award until the date of the issuance and delivery of such Shares.

SECTION 19. SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 20. NO TRUST OR FUND CREATED: Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent any person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

SECTION 21. HEADINGS: Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

SECTION 22. NONASSIGNABILITY: Unless otherwise determined by the Committee, no Participant or beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution.

SECTION 23. INDEMNIFICATION: In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company against all reasonable expenses, including, without limitation, attorneys’ fees and costs, incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder and against all amounts paid by such individual in a settlement thereof that is approved by the Company’s legal counsel or paid in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged that such person is liable for gross negligence, bad faith, or intentional misconduct; provided, however, that any such individual shall give the Company an opportunity, at its own expense, to defend the same before such individual undertakes to defend such action, suit, or proceeding.

SECTION 24. FOREIGN JURISDICTIONS: The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform to the laws and regulations of any such foreign jurisdiction.

SECTION 25. TERMINATION AND AMENDMENT: Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action shall be taken by the Board or the Committee without the approval of stockholders that would:

(a)	Increase the maximum number of Shares that may be issued under the Plan, except as provided in Section 5(g);

(b)	Increase the limits applicable to Awards under the plan, except as provided in Sections 5(g) and 7(b);

(c)	Allow for an Exercise Price below the Fair Market Value of Shares on the date of grant of an Option or SAR, except as provided in Section 3(i);

(d)	Permit the repricing of outstanding Options or SARs, as provided in Section 13; or

(e)	Require approval of the Company’s stockholders under any applicable law, regulation, or rule.

Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the applicable Participant, terminate or adversely affect any right or obligation under an Award previously granted under the Plan.

SECTION 26. COMPLIANCE WITH SECTION 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply Section 409A of the Code (“Section 409A”) and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the case of amounts not intended to be deferrals of compensation subject to Section 409A, such as, but not limited to, annual incentive Awards, payment or settlement of amounts under such Awards shall occur not later than March 15 of the year following the year in which the Participant has a legally−binding right to payment or settlement. In the case of amounts intended to be deferrals of compensation subject to Section 409A the initial deferral election shall be made and become irrevocable no later than December 31 of the year immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance−based compensation” as defined under Section 409A. If an amount payable under an Award as a result of the separation from service (other than due to death) occurring while the Participant is a “specified employee” constitutes a deferral of compensation subject to Section 409A, then payment of such amount shall not occur until six (6) months and a day after the date of Participant’s “separation from service” except as permitted under Section 409A.

SECTION 27. APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

ANNUAL MEETING OF STOCKHOLDERS OF COSÌ, INC. August 26, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, and Proxy Card are available at www.getcosi.com in the Investor Info section Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. ---------------- THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTOR, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND "FOR" PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  1. Election of Director: O Jean Birch O Creed L. Ford, III O James Hyatt 2. Ratify BDO USA, LLP, as the Company's independent registered public accounting firm. 3. Approve, in a non-binding vote, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement. 4. Approve the Company's Amended and Restated CosÌ, Inc. 2005 Omnibus Long-Term Incentive Plan. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof. FOR AGAINST ABSTAIN FOR THE NOMINEE WITHHOLD AUTHORITY To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COSÌ, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 26, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Mark Demilio and R. J. Dourney, and each or either of them, with full power of substitution, as his or her true and lawful agents and proxies ("Proxies") to represent the undersigned at the Annual Meeting of Stockholders of Così, Inc. ("Così" or the "Company") to be held at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, on August 26, 2014, at 8:00 a.m. local time, and at any adjournments or postponements thereof, and authorizes said Proxies to vote all shares of Così shown on the other side of this card with all the powers the undersigned would possess if personally thereat. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL OF THE NAMED NOMINEES, "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, "FOR" THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT, AND "FOR" THE APPROVAL OF THE COMPANY'S AMENDED AND RESTATED COSÌ, INC. 2005 OMNIBUS LONG-TERM INCENTIVE PLAN. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF COSÌ, INC. SOLICITING PROXIES FOR ITS 2014 ANNUAL MEETING. All previous proxies given by the undersigned to vote at the Cosi, Inc. Annual Meeting or at any adjournment or postponement thereof are hereby revoked. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)